EXECUTION VERSION

CREDIT AGREEMENT
dated as of November 9, 2017,
among
HC2 BROADCASTING HOLDINGS INC.,
as Borrower,
HC2 HOLDINGS, INC.,
as Holdings,
HC2 HOLDINGS 2, INC.,
as Intermediate Holdings,
and
THE OTHER SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,
and
THE LENDERS PARTY HERETO
and
JEFFERIES FINANCE LLC,
as Arranger, Book Manager, Documentation Agent and Syndication Agent
and
JEFFERIES FINANCE LLC,
Administrative Agent

i

Section 11.19	First Lien Debt	126
Section 11.20	Stay, Extension and Usury Laws	126
Section 11.21	Acknowledgment and Consent to Bain-In of EEA Financial Institutions	126

ANNEXES

Annex I	Initial Lenders and Commitments
SCHEDULES

Schedule 1.01(a)	[Reserved]

Schedule 1.01(b)	Mortgaged Property

Schedule 1.01(c)	Subsidiary Guarantors

Schedule 1.01(d)	Pledgors

Schedule 3.05(b)	Real Property

Schedule 3.07(a)	Subsidiaries

Schedule 3.17(c)	Foreign Plans

Schedule 3.19	Insurance

Schedule 6.01(i)	Closing Date Indebtedness

Schedule 6.12(b)	Subsidiary Restrictions

Schedule 8.01(j)	ERISA Events and other Noncompliance
EXHIBITS

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Compliance Certificate

Exhibit D	[Reserved]

Exhibit E	Form of Interest Election Request

Exhibit F	[Reserved]

Exhibit G	[Reserved]

Exhibit H	[Reserved]

Exhibit I	Form of Term Note

Exhibit J	[Reserved]

Exhibit K	[Reserved]

Exhibits L1-4	Forms of U.S. Tax Compliance Certificates

Exhibit M	Form of Solvency Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) dated as of November 9, 2017, among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings, Inc., a Delaware corporation (“Intermediate Holdings”),the other Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”) and as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
WITNESSETH:
WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) term loans on the Closing Date, in an aggregate principal amount not in excess of $45,000,000 (the “Initial Interim Term Loans”), the proceeds of which will be used solely (x) to pay the cash consideration for the Pending Acquisitions, (y) to pay fees, costs and expenses related to the Transactions contemplated by this Agreement and the other Loan Documents and (z) for the other purposes permitted pursuant to Section 5.08, and (b) one or more borrowings of delayed draw interim term loans on or prior to the Delayed Draw Expiration Date at the request of Borrower in an aggregate principal amount of up to $30,000,000, the proceeds of which delayed draw interim term loans will be used solely to pay the cash consideration (and fees and expenses relating thereto) for Pending Acquisitions occurring after the Closing Date and for the other purposes permitted pursuant to Section 5.08 (such delayed draw interim term loans, the “Delayed Draw Interim Term Loans”).
WHEREAS, the Collateral Trustee, the Loan Parties and the other parties thereto have entered into that certain Collateral Trust Agreement, dated as of November 20, 2014 (as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Collateral Trust Agreement”) that sets forth the terms on which each Secured Party (as defined in the Pledge and Security Agreement referenced therein) has appointed the Collateral Trustee as collateral trustee for the present and future holders of the Pari Passu Obligations (as defined in the Collateral Trust Agreement) to receive, hold, maintain, administer and distribute the Collateral (as defined in the Collateral Trust Agreement) at any time delivered to the Collateral Trustee and to enforce the Security Documents (as defined in the Collateral Trust Agreement), and all interest, rights, powers and remedies of the Collateral Trustee in respect thereof or thereunder and the proceeds thereof.
WHEREAS, it is the intent of the parties hereto that, in accordance with Section 3.8 of the Collateral Trust Agreement, this Agreement shall constitute a Pari Passu Document (as defined in the Collateral Trust Agreement) and that the Obligations hereunder shall constitute Pari Passu Obligations and Additional Pari Passu Obligations (each, as defined in the Collateral Trust Agreement).
WHEREAS, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2019 Notes” shall mean the Initial 2019 Notes and the Additional 2019 Notes.
“2019 Notes Documents” shall mean 2019 Notes, the 2019 Notes Indenture, the related guaranties and security documents and the other agreements, documents and instruments executed in connection therewith.
“2019 Notes Indenture” shall mean the Indenture dated as of November 20, 2014 among Holdings, the subsidiary guarantors party thereto and U.S. Bank National Association as Trustee.
“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Additional 2019 Notes” shall mean Holdings’ 11.000% Senior Secured Notes due December 1, 2019 issued on (i) March 26, 2015, (ii) August 5, 2015, (iii) December 24, 2015, (iv) January 31, 2017 and (v) June 27, 2017, in each case pursuant to the 2019 Notes Indenture.
“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00% per annum.
“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article IX.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.
“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified and (y) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC. Jefferies LLC and its Affiliates (including Jefferies Finance LLC) are not, and shall not be deemed to be, “Affiliates” of any Loan Party.

“Affiliated Debt Fund” shall mean any Affiliate of Borrower (other than Holdings or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (i) any such Affiliated Debt Fund has in place customary information barriers between it and Borrower and any other Affiliate of Borrower that is not primarily engaged in the investing activities described above, (ii) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to such Affiliate of Borrower, and (iii) investment vehicles managed or advised by such Affiliate of Borrower that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.
“Affiliated Lender” shall mean a Lender that is an Affiliate of Borrower (other than Holdings or any of its Subsidiaries).
“Affiliated Lender Assignment and Assumption” shall mean an assignment an assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required pursuant to Section 11.04(j)) and accepted by the Administrative Agent pursuant to the terms thereof, in a form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform). To the extent approved by the Administrative Agent, an Affiliated Lender Assignment and Assumption may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.
“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent and the Book Manager; and “Agent” shall mean any of them as the context requires.
“Agreement” shall have the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (c) the Adjusted LIBOR Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one (1) month plus 1.00% and (d) 2.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBOR Rate for any day shall be calculated using the LIBOR Rate on such day at approximately 11:00 a.m. (New York City time) for a deposit in Dollars with a maturity of one (1) month. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.
“ANG” shall mean ANG Holdings, Inc., a Delaware corporation.
“Anti-Corruption Laws” shall means all applicable laws, rules, and regulations from time to time concerning or relating to bribery, corruption, or improper payments, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, for any day (i) on and after the Closing Date and prior to February 8, 2018, with respect to any Loan that is an ABR Loan, 6.50% per annum and any Loan that is a Eurodollar Loan, 7.50% per annum, (ii) on and after February 8, 2018 and prior to May 9, 2018, with respect to any Loan that is an ABR Loan, 7.00% per annum per annum and any Loan that is a Eurodollar Loan, 8.00% per annum, (iii) on and after May 9, 2018 and prior to August 7, 2018, with respect to any Loan that is an ABR Loan, 7.50% per annum and any Loan that is a Eurodollar Loan, 8.50% per annum, and (iv) on and after August 7, 2018, with respect to any Loan that is an ABR Loan, 8.00% per annum and any Loan that is a Eurodollar Loan, 9.00% per annum per annum.
“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 11.01(b).
“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall have the meaning assigned to such term in the preamble hereto.
“Asset Sale” shall mean any sale, lease, transfer or other disposition of any assets by any Company, including by means of a merger, consolidation or similar transaction and including any sale by any Company of the Equity Interests of any Subsidiary (each of the above referred to as a ‘‘Disposition’’), provided that the following are not included in the definition of ‘‘Asset Sale’’:
(1) a Disposition to any Company, including the sale or issuance by any Company of any Equity Interests of any Subsidiary to any Company;
(2) the Disposition by any Company in the ordinary course of business of (i) Cash Equivalents and cash management investments, (ii) damaged, worn out or obsolete equipment, (iii) rights granted to others pursuant to leases or non-exclusive licenses, or (iv) inventory and other equipment acquired and held for resale in the ordinary course of business (it being understood that any Equity Interests of any direct Subsidiary of any Company and the assets of an operating business, unit, division or line of business shall not constitute inventory or other assets acquired and held for resale in the ordinary course of business);
(3) the sale or discount of accounts receivable arising in the ordinary course of business;
(4) a transaction covered by Section 6.05 or that constitutes a Change in Control;
(5) a Restricted Payment permitted under Section 6.08 or a Permitted Investment;
(6) the issuance of Disqualified Capital Stock pursuant to Section 6.01;
(7) any Disposition in a transaction or series of related transactions of assets with a fair market value of less than $7,500,000;
(8) [reserved];
(9) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(10) foreclosure or any similar action with respect to any property or other asset of Holdings or any of its Subsidiaries;
(11) Dispositions in connection with Permitted Liens;
(12) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;
(13) licenses or sublicenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
(14) sales of inventory in the ordinary course of business and Dispositions of cash and Cash Equivalents in the ordinary course of business;
(15) licenses or sublicenses of Intellectual Property in the ordinary course of business;
(16) [reserved];
(17) any termination of leases by Holdings or any Subsidiary as lessee that is, in the reasonable and good faith judgment of Holdings, no longer commercially practicable to maintain or useful in the conduct of business of the Companies taken as a whole; and
(18) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon).
“Assignment and Assumption” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform).
“Attributable Debt” shall mean, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction determined in accordance with GAAP, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.
“Authorized Representative” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Average Life” shall mean, with respect to any Indebtedness or Disqualified Capital Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or such redemption or similar payment with respect to such Disqualified Capital Stock and (y) the amount of such principal, or redemption or similar payment by (ii) the sum of all such principal, or redemption or similar payments.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
‘‘Beneficial Owner’’ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act), such ‘‘person’’ shall be deemed to have beneficial ownership of all securities that such ‘‘person’’ has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms ‘‘Beneficially Owns’’ and ‘‘Beneficially Owned’’ shall have a corresponding meaning.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
“Book Manager” shall have the meaning assigned to such term in the preamble hereto.
“Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Borrowing” shall mean an Initial Interim Term Loan Borrowing or a Delayed Draw Interim Term Loan Borrowing, as the case may be.
“Borrowing Base” shall mean, as of any date an amount equal to 55% of the aggregate book value of all accounts receivable of DBM Global (i) as set forth in the consolidated balance sheet of DBM Global as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available immediately preceding the Incurrence of such Indebtedness and (ii) on a Pro Forma Basis.
“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

‘‘Capital Stock’’ shall mean, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Cash Equivalents” shall mean, as of any date of termination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, (f) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (g) instruments equivalent to those referred to in clauses (c) and (d) above denominated in Singapore Dollars, Hong Kong Dollars, Yuan, and Pounds Sterling comparable in credit quality and customarily used by multinational companies with operations in Singapore, Hong Kong, the People’s Republic of China and Great Britain, respectively, for cash management purposes in the ordinary course of business, (h) short-term investments denominated in Singapore Dollars, Hong Kong Dollars, Yuan, and Pounds Sterling approved by the Administrative Agent in its reasonable discretion and (i) demand or time deposits, certificates of deposit or money market mutual funds issued by (x) any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $500,000,000 or (y) any bank or other institution that is reasonably acceptable to the Administrative Agent.
“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

A “Change in Control” shall mean the occurrence of any of the following:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries or Borrower and its Subsidiaries, in each case taken as a whole, to any ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;
(2) the adoption of a plan relating to the liquidation or dissolution of Holdings, Intermediate Holdings or Borrower;
(3) any ‘‘person’’ or ‘‘group’’ (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of Holdings other than a Permitted Holder; provided that such event shall not be deemed a Change in Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of Holdings than such person or group;
(4) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;
(5) (x) Holdings at any time ceases to own directly 100% of the Equity Interests of Intermediate Holdings or ceases to have the power to vote, or direct the voting of, any such Equity Interests or (y) Intermediate Holdings at any time ceases to own directly 100% of the Equity Interests of Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests; or
(6) a “Change of Control” (or any similar term) as defined in the 2019 Notes Indenture.
For purposes of this definition, (i) any direct or indirect holding company of Holdings shall not itself be considered a Person for purposes of clauses (1) or (3) above or a ‘‘person’’ or ‘‘group’’ for purposes of clauses (1) or (3) above, provided that no ‘‘person’’ or ‘‘group’’ (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of Holdings is Beneficially Owned by Persons who Beneficially Owned the voting power of the Voting Stock of Holdings immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 11.13.
“Claims” shall have the meaning assigned to such term in Section 11.03(b).
“Closing Date” shall mean the date of the initial Credit Extension of Initial Interim Term Loans hereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property, if any, and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.
“Collateral Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) the Loan Collateral to (ii) Consolidated Secured Debt.
“Collateral Trust Agreement” shall have the meaning assigned to such term in the second recital hereto.
“Collateral Trustee” shall mean U.S. Bank National Association, in its capacity as Collateral Trustee under the Collateral Trust Agreement, and each of its successors and assigns in such capacity.
“Commitment” shall mean an Initial Interim Term Loan Commitment or a Delayed Draw Interim Term Loan Commitment, as the context may require.
“Communications” shall have the meaning assigned to such term in Section 11.01(b).
“Companies” shall mean Holdings and its Restricted Subsidiaries (including, without limitation, Borrower and Intermediate Holdings); and “Company” shall mean any one of them.
“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and Borrower.
“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication:
(a)    Consolidated Interest Expense for such period to the extent deducted in determining such Consolidated Net Income;
(b)    Consolidated Amortization Expense for such period to the extent deducted in determining such Consolidated Net Income;

(c)    Consolidated Depreciation Expense for such period to the extent deducted in determining such Consolidated Net Income;
(d)    Consolidated Tax Expense for such period to the extent deducted in determining such Consolidated Net Income;
(e)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges);
(f)    any costs or expense incurred pursuant to any stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such person (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation under Section 6.08(a)(iii);
(g)    the amount of cost savings, operational expense improvements and synergies projected by such person in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operational expense improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational expense improvements and synergies are reasonably identifiable and factually supportable and (y) such cost savings, operational expense improvements and synergies being added pursuant to this clause (g) are expected to be realized within 12 months of the date thereof in connection with such actions;
(h)    the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or the amortization of a prepaid cash item that was paid in a prior period or any write-down or writeoff of assets for such period) to the extent deducted in determining such Consolidated Net Income; and
(i)    increases in any change in LIFO reserves for such period determined on a consolidated basis in accordance with GAAP to the extent deducted in determining such Consolidated Net Income; and
(y) subtracting therefrom the aggregate amount of all non-cash charges increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.
“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
(a)    imputed interest on Capital Lease Obligations and Attributable Debt of Holdings or any of its Restricted Subsidiaries for such period;
(b)    commissions, discounts and other fees and charges owed by Holdings or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)    amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period;
(d)    cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;
(e)    all interest paid or payable with respect to discontinued operations of Holdings or any of its Restricted Subsidiaries for such period;
(f)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period;
(g)    the interest portion of any payment obligations of Holdings or any of its Restricted Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and
(h)    all interest on any Indebtedness of Holdings or any of its Restricted Subsidiaries of the type described in clause (f) or (g) of the definition of “Indebtedness” for such period;
provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)    the net income (or loss) of any Person that is not Borrower or a Subsidiary Guarantor; provided, however, that dividends or other distributions actually paid in cash to Borrower or any of the Guarantors during such period shall be included;
(b)    any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;
(c)    any net after-tax gains or losses attributable to or associated with the extinguishment of Indebtedness or Hedging Agreements;
(d)    the cumulative effect of a change in accounting principles;
(e)    any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;
(f)    to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;
(g)    any expenses or charges related to any issuance of Equity Interests, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the making of the Loans hereunder;
(h)    any expenses or reserves for liabilities to the extent that Holdings or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any liabilities for which Holdings or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that Holdings or such Restricted Subsidiary will not be indemnified;
(i)    to the extent specifically included in the unconsolidated “Statement of Operations” of Holdings, (i) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (ii) unrealized gains and losses with respect to Hedging Obligations for currency exchange risk shall be excluded (until realized, at which time such gains or losses shall be included); and
(j)    to the extent specifically included in the “Statement of Operations” of Holdings, any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, ASC 815, Accounting for Derivative Instruments and Hedging Activities, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820 Fair Value Measurements and Disclosures, the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, non-cash charges arising from the springing maturity feature of any debt, and restructuring and related charges and acquisition and related integration charges.
“Consolidated Secured Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness and Disqualified Capital Stock of Borrower and the Guarantors that is secured by a Lien on any property of Borrower and the Guarantors.
“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Holdings and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
‘‘Continuing Directors’’ shall mean, as of any date of determination, any member of the Board of Directors of Holdings who:
(1) was a member of such Board of Directors on the Closing Date or
(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contribution Indebtedness” shall mean Indebtedness or Disqualified Capital Stock of Borrower or any Guarantor with a Stated Maturity after the Maturity Date in an aggregate principal amount or liquidation preference not greater than (i) half (in the case of Indebtedness referred to in clause (1) below) and (ii) twice (in the case of unsecured Indebtedness or Disqualified Capital Stock), the aggregate amount of cash received from the issuance and sale of Qualified Capital Stock of Holdings or a capital contribution to the common equity of Holdings; provided that:
(1) Contribution Indebtedness may be secured by Liens on the Collateral (provided that no such Contribution Indebtedness may be so secured unless, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, Holdings would be in compliance with the covenants set forth under Sections 6.10(a) and (b) hereof (calculated as if the Incurrence date was a date on which such covenant is required to be tested under Section 6.10(a));
(2) such cash contribution related to Contribution Indebtedness amount has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under Section 6.08(a)(iii)(B) (it being understood that if any such Indebtedness or Disqualified Capital Stock Incurred as Contribution Indebtedness is redesignated as Incurred under any provision other than Section 6.01(n), the related issuance of Equity Interests may be included in any calculation under Section 6.08(a)(iii)(B));
(3) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof; and

(4) an amount equal to the cash contribution related to Contribution Indebtedness shall be excluded from clause (i) of the definition of Collateral Coverage Ratio for purposes of calculating such ratio for determining Borrower’s or a Guarantor’s ability to Incur Indebtedness under Section 6.01(a) and (c); provided that if any Contribution Indebtedness is redesignated as Incurred under any provision other than Section 6.01(n), then such amount shall no longer be excluded pursuant to this clause (4).
Any cash received from the issuance and sale of Qualified Capital Stock of Holdings or a capital contribution to the common equity of Holdings may only be applied to incur secured Indebtedness pursuant to clause (i) of the first paragraph above or unsecured Indebtedness or Disqualified Capital Stock pursuant to clause (ii) of such paragraph.
“Contribution Notice” shall have the meaning set forth in Section 38 or Section 47 of the UK Pensions Act 2004.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Convertible Preferred Stock” shall mean, collectively, (x) the Series A Convertible Participating Preferred Stock and (y) Series A-2 Convertible Participating Preferred Stock, in each case outstanding as of the Closing Date.
“Convertible Preferred Stock Documents” shall mean, collectively, (x) that certain Securities Purchase Agreement relating to Holdings’ Series A Convertible Participating Preferred Stock, by and among Holdings and the Purchasers party thereto, dated as of May 29, 2014, and (y) that certain Securities Purchase Agreement relating to Holdings’ Series A-2 Convertible Participating Preferred Stock, by and among Holdings and the Purchasers party thereto, dated as of January 5, 2015 and, in each case the other documents entered into in connection therewith (including, without limitation, the Certificates of Designation, Certificates of Correction and Certificates of Amendment entered into in connection therewith prior to the Closing Date).
“Credit Extension” shall mean the making of a Loan by a Lender.
“Credit Facility” shall mean term loan facilities provided for hereunder.
“DBM Global” shall mean DBM Global Inc. (f/k/a Schuff International, Inc.), a Delaware corporation.
“DBM Global Credit Facility” shall mean that certain Second Amended and Restated Credit and Security Agreement, dated as of August 14, 2013, between DBM Global, the other Persons party thereto from time to time, and Wells Fargo Credit, Inc., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (excluding any Indebtedness permitted by Sections 6.01(b), (g), (h), (j), (l), (m), (o), (q), (r), (s), (t) and (except to the extent constituting Indebtedness of Borrower) (u) or any Permitted Refinancing Debt of any such Indebtedness or of any Indebtedness permitted by Section 6.01(d), (i) or (p)).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.
“Default Rate” shall mean the “Total Cap” (as defined in the Fee Letter) or, solely if a Demand Failure Event (as defined in the Fee Letter) has occurred, the “Modified Cap” (as defined in the Fee Letter).
“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).
“Defaulting Lender” shall mean any Lender that has (a) failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), (b) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b), Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or capacity or (iii) become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.
“Delayed Draw Expiration Date” shall mean the earliest to occur of (x) February 5, 2018, (y) the third date to occur on which Delayed Draw Interim Term Loans are made to Borrower under Section 2.01(b), and (z) the date that the Delayed Draw Interim Term Loan Commitments are terminated in accordance with Section 2.07 or Section 8.01.
“Delayed Draw Interim Term Loan Borrowing” shall mean a borrowing consisting of simultaneous Delayed Draw Interim Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Delayed Draw Interim Term Loan Lenders pursuant to Section 2.01(b).
“Delayed Draw Interim Term Loan Commitment” shall mean, as to each Delayed Draw Interim Term Loan Lender, its obligation, if any, to make Delayed Draw Interim Term Loans to Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Delayed Draw Interim Term Loan Commitments as of the Closing Date is $30,000,000.
“Delayed Draw Interim Term Loan Lender” shall mean a Lender with a Delayed Draw Interim Term Loan Commitment or an outstanding Delayed Draw Interim Term Loan.
“Delayed Draw Interim Term Loans” shall have the meaning assigned to such term in the first recital hereto.
“Designated Non-cash Consideration” shall mean any non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by officers of Holdings or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).
“Disposition” shall have the meaning assigned to such term in the definition of Asset Sale.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Maturity Date; provided that (i) only the portion of the Equity Interests which is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to Maturity Date shall be deemed to be Disqualified Capital Stock, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) Equity Interests will not constitute Disqualified Capital Stock solely because of provisions giving holders thereof the right to require repurchase or redemption upon an ‘‘asset sale’’ or ‘‘change of control’’ occurring prior to the Maturity Date if those provisions: (A) are no more favorable to the holders of such Equity Interests than prepayment obligations and repurchase offers upon the occurrence of an Asset Sale of Change in Control pursuant to the terms hereof and (B) specifically state that repurchase or redemption pursuant thereto will not be required prior to Borrower’s prior prepayment in full in cash of the Loans hereunder.
“Disqualified Lenders” shall mean those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing to the Administrative Agent prior to the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent. Upon inquiry by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is a Disqualified Lender or (ii) any potential assignee as to whether such potential assignee is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender and such specific potential assignee (x) whether such specific potential assignee or prospective participant is a Disqualified Lender and/

or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant.
“Dividend Restriction” shall have the meaning assigned to such term in Section 2.10.
“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.
“Dollars” or “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) any person that meets the requirements to be an assignee under Section 11.04(b) (subject to such consents, if any, as may be required under Section 11.04(b)), (b) an Affiliated Lender solely to the extent permitted under Section 11.04(j) and (c) Borrower solely to the extent permitted under Section 11.04(j), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.
“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company.
“Engagement Letter” shall mean the confidential Engagement Letter, dated November 9, 2017, between Holdings and Jefferies LLC.
“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.
“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health (to the extent resulting from exposure to Hazardous Materials) or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health (as it relates to exposure to Hazardous Materials) or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health (as it relates to exposure to Hazardous Materials).
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.
“Equity Interest” shall mean, with respect to any Person, all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding any Indebtedness that is convertible or exchangeable into such equity.
“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Holdings or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include (x) any (a) Preferred Stock Issuance, (b) Debt Issuance, (c) exchange of Convertible Preferred Stock (and any accrued interest in respect of such exchanged Convertible Preferred Stock) for common Equity Interests of Holdings or (d) issuance of common Equity Interests of Holdings to any holder(s) of Convertible Preferred Stock (or their affiliates), the net proceeds of which are promptly applied to repurchase Convertible Preferred Stock of such holder(s) (but solely to the extent such net proceeds are so applied), and (y) any such sale or issuance by Holdings of not more than an aggregate amount of 10.0 % of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (ix) the imposition of a Lien pursuant to Section 430(k)) or 303(k) of ERISA with respect to any Pension Plan; (x) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of its ERISA Affiliates; or (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against the Companies in connection with any Employee Benefit Plan.
“Escrow Agreements” shall mean the NA Telecom Escrow Agreement.
“Escrow Accounts” shall have the meaning assigned to such term in the Escrow Agreements.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
“Event of Default” shall have the meaning assigned to such term in Article VIII, and shall include any Default.
“Excess Proceeds” shall mean have the meaning assigned to such term in Section 6.06(c).
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (x) by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (y) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to a request by Borrower under Section 2.16) or designates a new lending office, except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.15(f) and (d) any withholding tax imposed as a result of FATCA.
“Executive Order” shall have the meaning assigned to such term in Section 3.21.
“Existing Lien” shall have the meaning assigned to such term in clause (a) of the definition of Permitted Liens.
“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements, condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustments; provided, that, for the avoidance of doubt, the following shall not be Extraordinary Receipts: (i) the receipt by Borrower of amounts pursuant to Section 2.15(g), (ii) the receipt by Holdings from a third-party that is not an Affiliate of any Company of cash in exchange for the issuance of Qualified Capital Stock, (iii) the receipt of insurance proceeds, condemnation awards and other compensation received in respect of any Casualty Events, and (iv) the receipt of proceeds from the incurrence by any Company of any Permitted Debt after the Closing Date.
“Fair Market Value” shall mean, (a) in the case of any Collateral or other Equity Interests that (i) is listed on a national securities exchange or (ii) is actively traded in the over-the-counter-market and represents equity in a Person with a market capitalization of at least $100,000,000 on each trading day in the preceding 60 day period prior to such date, the product of (x) (i) the sum of the volume weighted average prices of a unit of such Collateral for each of the 20 consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (y) the number of units pledged as Collateral, (b) in the case of any Collateral or other Equity Interests that is not so listed or actively traded (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of Holdings (provided that (i) such written opinion may be based on a desktop appraisal conducted by such banking, appraisal, accounting or valuation firm for any date of determination that is not the end of the fiscal year for Holdings and (ii) the fair market value thereof determined by such written opinion may be determined as of a date as early as 31 days prior to the end of the applicable Test Period), (c) in the case of Cash Equivalents, the face value thereof and (d) with respect to any other asset or property, the fair market value (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion) of such asset or property as determined in good faith by the Board of Directors of Holdings, which good faith determination will be conclusive. In the case of each of the above, Holdings may elect to calculate the value of any Collateral that is an Equity Interest in a Person by (x) valuing such Person’s assets of the type described in clauses (a) and (c) above as provided therein, and (y) assuming such Person’s other assets had no value when calculating such Collateral’s value, it shall not be required to obtain an appraisal of such other assets.
The “volume weighted average price” means the per share of common stock (or per minimum denomination or unit size in the case of any security other than common stock) volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such common stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of such common stock (or per minimum denomination or unit size in the case of any security other than common stock) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the trustee in respect of the 2019 Notes or the Administrative Agent, as applicable). The “volume weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. In the case of any assets referenced in clause (b) above tested on a date of determination other than in connection with a Test Date, for purposes of calculating compliance with a covenant, Holdings will be permitted to rely on the value as determined by the written opinion given for the most recently completed Test Date.
For the avoidance of doubt:
(i)    if Holdings will be in compliance with an applicable covenant at a Test Date even if an asset constituting Collateral had no value, it shall not be required to obtain an appraisal of such Collateral (in which case such Collateral shall be assumed to have no value for such purpose); and
(ii)    if Holdings will be in compliance with an applicable covenant at a Test Date if an asset constituting Collateral has a minimum specified value, an appraisal establishing that such Collateral is worth at least such minimum specified value shall be sufficient (in which case such Collateral shall be assumed to have such minimum specified value for such purpose).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCC” shall mean the Federal Communications Commission of the United States or any successor agency thereto.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.
“Fee Letter” shall mean the confidential Fee Letter, dated November 9, 2017, among Holdings, Borrower and Jefferies Finance LLC.
“Fees” shall mean the Administrative Agent Fee and the other fees referred to in Section 2.05.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Support Direction” shall have the meaning set forth in Section 43 of the UK Pensions Act 2004.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.
“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Fugro Acquisition Agreement” shall mean that certain Business Purchase Agreement relating to the Fugro Trenching Business, dated October 11, 2017, between Fugro N.V. (as the Seller), Global Marine Systems Limited (as the Purchaser) and Global Marine Holdings, LLC (as the Purchaser Parent), including all schedules, exhibits and annexes thereto, as in effect on the Closing Date.
“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).
“GAAP” shall mean generally accepted accounting principles in the United States as in effect on November 20, 2014.
“Global Marine” shall mean Global Marine Holdings Limited, a company incorporated in England with registered number 04352407.
“GMSL Restrictions” shall have the meaning assigned to such term in Section 6.12(b)(xii).
“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.
“Granting Lender” shall have the meaning assigned to such term in Section 11.04(h).
“guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.
“Guarantors” shall mean Holdings, Intermediate Holdings and the other Subsidiary Guarantors.
“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Holdings” shall have the meaning assigned to such term in the preamble hereto.
“Incur’’ and “Incurrence” shall mean, with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume or guarantee such Indebtedness or Capital Stock, and the term “Incurred” shall have the meaning correlative thereto. If any Person becomes a Guarantor on any date after the Closing Date, the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.06. The accrual of interest, accretion of original issue discount or payment of interest in kind or the accretion, accumulation or payment in kind of dividends on any Equity Interests, will not be considered an Incurrence of Indebtedness.
“Indebtedness” of any person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, the 2019 Notes or other similar instruments; (c) all non-contingent obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables; (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which would have been recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business; (e) all obligations of such Person as lessee under Capital Leases (other than the interest component thereof); (f) all Indebtedness of other Persons guaranteed by such Person to the extent so guaranteed; (g) to the extent not otherwise included, all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (h) all non-contingent obligations of such person under Hedging Agreements; (i) Preferred Stock of Restricted Subsidiaries; and (j) all Disqualified Capital Stock of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) deferred or prepaid revenues, (2) any liability for federal, state, local or other taxes owed or owing to any governmental entity or (3) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money. The amount of Indebtedness of any Person will be deemed to be: (a) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; (b) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (c) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (d) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and (e) otherwise, the outstanding principal amount thereof.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
“Information” shall have the meaning assigned to such term in Section 11.12.

“Initial 2019 Notes” shall mean Holdings’ 11.000% Senior Secured Notes due December 1, 2019 issued on November 20, 2014 pursuant to the 2019 Notes Indenture.
“Initial Interim Term Loan Borrowing” shall mean a borrowing consisting of simultaneous Initial Interim Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Initial Interim Term Loan Lenders pursuant to Section 2.01(a).
“Initial Interim Term Loan Commitment” shall mean, as to each Initial Interim Term Loan Lender, its obligation, if any, to make (i) Initial Interim Term Loans to Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Initial Interim Term Loan Commitments as of the Closing Date is $45,000,000.
“Initial Interim Term Loan Lender” shall mean a Lender with an Initial Interim Term Loan Commitment or an outstanding Initial Interim Term Loan.
“Initial Interim Term Loan” shall have the meaning assigned to such term in the first recital hereto.
“Insolvency Laws” shall mean the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.
“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.
“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Term Loans” shall mean an extension of credit by the Lenders to Borrower pursuant to Section 2.01(a) in the form of an Initial Interim Term Loan and/or Section 2.01(b) in the form of a Delayed Draw Interim Term Loan, as the context may require.
“Intermediate Holdings” shall have the meaning assigned to such term in the preamble hereto.
“Interpolated Rate” means in relation to the “LIBOR Rate” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London, England time, two (2) Business Days prior to the commencement of such Interest Period; provided that the Interpolated Rate, if negative, shall be deemed to be 0.00%.
“Investments” shall mean:
(1) any direct or indirect advance, loan or other extension of credit to another Person,
(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,
(3) any purchase or acquisition of Equity Interests, bonds, 2019 Notes or other Indebtedness, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or
(4) any guarantee of any obligation of another Person.
“IRS” shall mean the U.S. Internal Revenue Service.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 2 to the Pledge and Security Agreement.
“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law. For purposes of Section 2.15, the term “applicable Legal Requirements” shall include FATCA.
“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption.
“LIBOR Rate” shall mean, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to (i) the London interbank offered rate administered by ICE Benchmark Administration Limited (or such other commercially available source providing quotations of that rate as may be designated by the Administrative Agent from time to time, including any Person that takes over administration of the rate) displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters) at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the Interpolated Rate; provided that the LIBOR Rate, if negative, shall be deemed to be 0.00%.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).
“Loans” shall mean the Interim Term Loans (or any of them, as the context may require).
“Loan Collateral” shall mean, an amount equal to the sum of, without duplication, an amount equal to the sum of, without duplication, (i) the Fair Market Value of the Equity Interests of DBM Global and Global Marine directly and/or indirectly held by Holdings, (ii) with respect to assets other than assets described in clause (i), the Fair Market Value of the Collateral (other than cash and Cash Equivalents) subject to a Lien in favor of the Collateral Trustee pursuant to the Pledge and Security Agreement, (iii) the amount of unrestricted cash and Cash Equivalents of Holdings (excluding cash and Cash Equivalents held by its Subsidiaries) that is (x) shown on the most recent financial statements of Holdings delivered pursuant to Section 4.01(e), 5.01(a) or 5.01(b) and (y) subject to a Lien in favor of the Collateral Trustee pursuant to the Pledge and Security Agreement and deposited in accounts over which the Collateral Trustee has Control (as defined in the Pledge and Security Agreement), (iv) Holdings’ rights, title or interests in any amounts to be received in accordance with the Escrow Agreements other than 50% of the ETA Escrow Amount (as defined in the NA Telecom Escrow Agreement), and (v) after-acquired properties subject to a security interest under any Security Document or future acquisitions of Subsidiaries that become Subsidiary Guarantors.
“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, each Joinder Agreement, any other agreements, documents and instruments providing for or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with any Obligations, including any intercreditor or joinder agreement among holders of Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time, and, except for purposes of Section 11.02(b), the Fee Letter and the Engagement Letter.
“Loan Parties” shall mean Borrower and the Guarantors.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent, the Collateral Trustee or any Secured Party under any Loan Document, or (d) a material adverse effect on the Collateral (or any portion thereof) or the Liens in favor of the Collateral Trustee (for its benefit and for the benefit of the other Secured Parties (as defined in the Pledge and Security Agreement)) on the Collateral or the validity, enforceability, perfection or priority of such Liens.
“Material Indebtedness” shall mean any Indebtedness or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.
“Material Tax Consequence” shall have the meaning assigned to such term in Section 2.10.
“Maturity Date” shall mean November 8, 2018.
“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.
“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Liens) and a Pari Passu Lien (as defined in the Collateral Trust Agreement) on a Mortgaged Property, which in the case of Real Property owned in fee, shall be in form and substance, with such schedules and including such provisions, as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.
“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(b) hereto and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability, whether absolute or contingent.
“NA Telecom Escrow Agreement” shall mean that certain Escrow Agreement, dated as of July 31, 2014, among PTUS, Inc., PTCAN, Inc., Holdings (f/k/a Primus Telecommunications Group, Incorporated) and JPMorgan Chase Bank, N.A.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) brokerage commissions, underwriting commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, consultants and investment bankers, (ii) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of Holdings and its Subsidiaries, (iii) payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or (except in the case of Collateral) to repay Indebtedness outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold, (iv) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash and (v) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;
(b)    with respect to any (i) Debt Issuance, (ii) Equity Issuance (iii) other issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, or (iv) any Extraordinary Receipts, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith (including, without limitation, litigation or similar costs incurred in connection therewith); and
(c)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower, Holdings and its Subsidiaries or their securities.
‘‘Non-Recourse Debt’’ shall mean Indebtedness:
(1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and
(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).
“Notes” shall mean any notes evidencing the Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.
“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.
“OFAC” shall have the meaning assigned to such term in Section 3.21(b).
“Officers’ Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity, which certificate, if with respect to compliance with a condition or covenant provided for in this Agreement must be signed on behalf of Holdings or Borrower, as applicable, by two Responsible Officers of Holdings or Borrower, as applicable, (one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings or Borrower, as applicable,) and include: (1) a statement that the Person making such certificate or opinion has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
“Offering Memorandum” means that certain final Offering Memorandum of Holdings, dated November 13, 2014.
“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.
“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.
“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.10.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising from it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Pari Passu Obligations” shall mean, collectively, all obligations in respect of Indebtedness that is secured equally and ratably by Liens on the Collateral.
“Participant” shall have the meaning assigned to such term in Section 11.04(e).
“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).
“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pending Acquisitions” shall mean the Permitted Acquisitions of broadcast assets and related licenses and Equity Interests by Borrower, Intermediate Holdings or Domestic Subsidiaries that are direct Wholly Owned Restricted Subsidiaries of Borrower or Intermediate Holdings (x) disclosed to the Administrative Agent and the Lenders in writing prior to the Closing Date or (y) to be disclosed by Borrower or Holdings in writing to the Administrative Agent from time to time after the Closing Date, and with respect to this clause (y), to be reasonably satisfactory, to the Administrative Agent and the Required Lenders.
“Pending Transaction Acquisition Agreement” shall mean the stock purchase agreement, asset purchase agreement or other acquisition agreement (including all schedules, annexes, exhibits and other attachments thereto), pursuant to which Borrower and/or its applicable Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary consummates a Pending Acquisition, in form and substance reasonably satisfactory to the Administrative Agent.
“Pending Transaction Acquisition Documents” shall mean the collective reference to the Pending Transaction Acquisition Agreements and the other documents executed and/or delivered in connection therewith.
“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability, whether absolute or contingent (including under Section 4069 of ERISA).
“Pensions Regulator” shall mean the body corporate known as the Pensions Regulator and established under Part 1 of the UK Pensions Act 2004.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of a majority of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:
(i)    no Default or Event of Default then exists or would result therefrom;
(ii)    after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall be at least the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties then required pursuant to Section 6.10(b);
(iii)    no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller and no Company other than (x) a Company acquired pursuant to the subject transaction or (y) any Company that is merged, consolidated or amalgamated with a person acquired pursuant to such transaction or that directly acquires any such business or properties shall, in connection with such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation of the business, person or properties acquired;
(iv)    the property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Liens;
(v)    the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(vi)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;
(vii)    Borrower shall have provided the Administrative Agent and the Lenders with (A) copies of all material documentation pertaining to such transaction (including, with respect to any Pending Acquisition, copies of the applicable Pending Transaction Acquisition Documents), and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;
(viii)    such transaction could not reasonably be expected to result in a Material Adverse Effect;
(ix)    (a) in the case of an acquisition of the property of any person, (A) the person making such acquisition is Borrower, Intermediate Holdings or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower or Intermediate Holdings, (B) to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Subsidiary Guarantor, and (C) in the case of any such acquisition by Intermediate Holdings or a direct Wholly Owned Restricted Subsidiary of Intermediate Holdings, the property so acquired is transferred to Borrower or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower by not later than the earlier of (x) if the consummation of such Permitted Acquisition requires the consent or approval of the FCC, the earlier of (1) the date that is 75 days after the date of acquisition of such property and (2) such earlier date as may permitted pursuant to the rules and regulations of the FCC and (y) if the consummation of such Permitted Acquisition does not require the consent or approval of the FCC, the date that is 30 days after the date of acquisition of such property, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is Borrower, Intermediate Holdings or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower or Intermediate Holdings, (B) no less than a majority of the Equity Interests of the target person shall be acquired by the person making such acquisition, (C) to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Subsidiary Guarantor, and (D) in the case of any such acquisition by Intermediate Holdings or a direct Wholly Owned Restricted Subsidiary of Intermediate Holdings, the Equity Interests so acquired are transferred to Borrower or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower by not later than the earlier of (x) if the consummation of such Permitted Acquisition requires the consent or approval of the FCC, the earlier of (1) the date that is 75 days after the date of acquisition of such Equity Interests and (2) such earlier date as may permitted pursuant to the rules and regulations of the FCC and (y) if the consummation of such Permitted Acquisition does not require the consent or approval of the FCC, the date that is 30 days after the date of acquisition of such Equity Interests, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is Borrower, or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower or Intermediate Holdings and, if such merger, consolidation or other combination is a with a Subsidiary Guarantor, a Subsidiary Guarantor that is a Subsidiary of Borrower, (y) is a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower or Intermediate Holdings that, to the extent required under the Loan Documents, including Section 5.11, upon consummation of the Permitted Acquisition becomes a Subsidiary Guarantor that is a Subsidiary of Borrower and (z) in the case of any such merger, consolidation or other combination by a Subsidiary of Intermediate Holdings, the Equity Interests of the Person surviving such merger, consolidation or other combination are transferred to Borrower or a Domestic Subsidiary that is a direct Wholly Owned Restricted Subsidiary of Borrower by not later than the earlier of (x) if the consummation of such Permitted Acquisition requires the consent or approval of the FCC, the earlier of (1) the date that is 75 days after the date of acquisition of such property and (2) such earlier date as may permitted pursuant to the rules and regulations of the FCC and (y) if the consummation of such Permitted Acquisition does not require the consent or approval of the FCC, the date that is 30 days after the date of acquisition of such property; and
(x)    at least three Business Days prior to the proposed date of consummation of each such transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction and related series of transactions complies with this definition (which Officers’ Certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).
“Permitted Debt” shall have the meaning assigned to such term in Section 6.01.
“Permitted Holders” shall mean:
(a) Harbinger Group, Inc. and Philip A. Falcone;
(b) any Affiliate of any Person specified in clause (a), other than another portfolio company thereof (which means a company actively engaged in providing good and services to unaffiliated customers) or a company Controlled by a “portfolio company”; or
(c) any Person both the Equity Interests and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) or (b) or any group in which the Persons specified in clauses (a) and (b) own more than a majority of the Voting Stock and Equity Interests held by such group.
“Permitted Investment” shall mean:
(1) Investments outstanding on the Closing Date;
(2) the acquisition of accounts receivables owing to any Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(3) investments in cash and Cash Equivalents;
(4) negotiable instruments held for collection in the ordinary course of business;
(5) the making of lease, utility and other similar deposits in the ordinary course of business;
(6) Hedging Obligations;

(7) loans and advances to directors, employees and officers of the Companies for bona fide business purposes and to purchase Equity Interests of Holdings or the other relevant Company, in aggregate amount not to exceed $2,000,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, no loans in violation of Section 402 of the Sarbanes-Oxley Act of 2002 shall be permitted hereunder;
(8) Investments by (i) Holdings in Borrower or any Subsidiary Guarantor, (ii) any Restricted Subsidiary in Borrower or any Guarantor, (iii) a Subsidiary of Holdings that is not Borrower or a Subsidiary Guarantor in any other Subsidiary of Holdings that is not Borrower or a Subsidiary Guarantor, (iv) DBM Global in any of its Subsidiaries and any Subsidiary of DBM Global in DBM Global or any other Subsidiary of DBM Global, and (v) Global Marine in any of its Subsidiaries and any Subsidiary of Global Marine in DBM Global; provided that any Investment by Borrower or any Guarantor in the form of a loan or advance shall be evidenced by an intercompany note and, in the case of a loan or advance by Borrower or a Guarantor, pledged by such entity as Collateral pursuant to the Security Documents;
(9) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with Holdings’ past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(10) mergers and consolidations in compliance with Section 6.05;
(11) Investments made by Holdings or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale;
(12) Investments consisting of licensing of Intellectual Property made in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Holdings and its Restricted Subsidiaries;
(13) Investments consisting of licensing or contribution of Intellectual Property;
(14) other Investments in an aggregate amount not to exceed $5,000,000 on the date such Investments are made; and
(15) other Investments by Holdings or any Restricted Subsidiary so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) after giving effect to such Investment on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of Borrower and the Guarantors shall be at least the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and the Guarantors then required pursuant to Section 6.10(b).
“Permitted Liens” shall mean:
(1) Liens existing on the Closing Date;
(2) Liens on the Collateral to secure obligations in respect of the Loans;
(3) Liens on the Collateral that rank pari passu with or junior to the Liens securing the Obligations and that secure obligations in respect of the 2019 Notes and other Indebtedness Incurred pursuant to Section 6.01(a) or Section 6.01(n);
(4) Liens to secure any Permitted Refinancing Debt (or successive Permitted Refinancing Debt) as a whole, or in part, of any obligations secured by any Lien referred to in clauses (2) or (3) of this definition;

(5) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Indebtedness;
(6) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;
(7) Liens in respect of Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are made in accordance with GAAP;
(8) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Holdings and the Restricted Subsidiaries;
(9) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of Holdings or any other Restricted Subsidiary;
(10) Liens on property or the Equity Interests of any Person at the time Holdings or any Restricted Subsidiary acquires such property or Person, including any acquisition by means of a merger or consolidation with or into Holdings or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of Holdings or any Restricted Subsidiary;
(11) Liens securing Indebtedness or other obligations of Holdings or a Restricted Subsidiary to Holdings or a Restricted Subsidiary;
(12) Liens securing Hedging Agreements so long as such Hedging Agreements relate to Indebtedness for borrowed money that is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Agreements;
(13) extensions, renewals or replacements of any Liens referred to in clauses (1), (9) or (10) of this definition in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased;
(14) other Liens (on assets or property that do not constitute Collateral) securing obligations in an aggregate amount not exceeding $5,000,000;
(15) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including Intellectual Property, in the ordinary course of business;
(16) Liens securing office leases and office furniture and equipment in an aggregate amount not to exceed $1,000,000;
(17) Liens on property securing Indebtedness permitted pursuant to Section 6.01(o), (p), (q), (r), (s) or (t); provided, however, that (i) with respect to Section 6.01(o), such Liens only extend to the property that is the subject of the Capital Lease; (ii) with respect to Section 6.01(p), such Liens only extend to the property of such target or its Subsidiaries; (iii) with respect to Section 6.01(q), such Liens only extend to property of DBM Global and its Subsidiaries; (iv) with respect to Section 6.01(r) and Section 6.01(s), such Liens shall be limited to property of Global Marine and its Subsidiaries, or ANG and its Subsidiaries, respectively, that are the subject of such Purchase Money Obligations and (v) with respect to Section 6.01(t), such Liens shall be limited to the property of such Restricted Subsidiary Incurring such Indebtedness;

(18) Liens consisting of deposits made in the ordinary course of business to secure liability to insurance carriers;
(19) Liens arising by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution; and
(20) Liens securing Indebtedness of Restricted Subsidiaries that are not Borrower or a Subsidiary Guarantor permitted to be incurred under Section 6.01 provided such Liens do not extend to any property of Borrower or any Guarantor.
“Permitted Refinancing Debt” shall have the meaning assigned to such term in Section 6.01(f).
“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.
“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.
“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of November 20, 2014, among Holdings, Intermediate Holdings, Borrower, the other Subsidiary Guarantors party thereto from time to time and the Collateral Trustee, as the same has been, and may be further, amended, restated, amended and restated, supplements (including by one or more Joinder Agreements) modified or otherwise replaced from time to time.
“Pledgor” shall mean each Company listed on Schedule 1.01(d), and each other Restricted Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.11.
“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.
“Premises” shall have the meaning assigned thereto in the applicable Mortgage.
“Prime Rate” shall mean, for any day, the “Prime Rate” as published by the Wall Street Journal for such day or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonable determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date that such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any Asset Sale, acquisition, Investment or issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated), as if the Asset Sales, acquisition, Investments or issuance, incurrence, assumption or repayment of Indebtedness consummated during the applicable period had been consummated and incurred at the beginning of such period.
“Projections” shall have the meaning assigned to such term in Section 3.04(b).
“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.
“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Borrower, Holdings, Intermediate Holdings or their respective Subsidiaries.
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets provided, however, that such Indebtedness is incurred within 180 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person.
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock. For the avoidance of doubt, Holdings’ Qualified Capital Stock shall include, but is not limited to, the Convertible Preferred Stock.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Register” shall have the meaning assigned to such term in Section 11.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Party Transaction” shall have the meaning assigned to such term in Section 6.09.
“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-

in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.
“Replacement Asset” shall have the meaning assigned to such term in Section 6.06(b).
“Required Collateral Trust Agreement Actions” shall have the meaning assigned to such term in Section 4.01.
“Required Lenders” shall mean, at any date of determination, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time; provided that (i) the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) the portion of any Loans held by Affiliated Debt Funds in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the foregoing clause (ii)).
“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.
“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Restricted Subsidiaries, that such cash or Cash Equivalents appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or any of such Restricted Subsidiary (unless such appearance is related to the Security Documents or the Liens created thereunder.
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning assigned to such term in Section 6.08.
“Restricted Person” shall have the meaning assigned to such term in Section 6.19.
“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary. Notwithstanding anything to the contrary contained herein or in any Loan Document, each of Borrower and Intermediate Holdings shall always constitute a Restricted Subsidiary.
“Sale and Leaseback Transaction” shall mean, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Sanctions” shall mean any economic or financial sanctions laws, regulations, embargoes or any other restrictive measures administered, enacted or enforced by a Governmental Authority.
“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended from time to time and, and any successor statute.
“SEC” shall mean the Securities and Exchange Commission of the United States or any successor agency thereto.
“Secured Obligations” shall mean the Obligations.
“Secured Parties” shall mean, collectively with respect to the Obligations, the Administrative Agent, each other Agent and the Lenders.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and, and any successor statute.
“Securities Collateral” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Pledge and Security Agreement delivered on the date of execution thereof or thereafter pursuant to Section 5.11 or otherwise.
“Security Documents” shall mean the Pledge and Security Agreement, the Collateral Trust Agreement, the Mortgages (if any), each Control Agreement and each other mortgage, deed of trust, deed to secure debt, security agreement, security trust agreement, pledge agreement, joinder, agency agreement, control agreement, financing statement and other instrument and document pursuant to which a security interest in any assets of any Person is granted or Collateral is pledged, assigned or granted to the Collateral Trustee, in each case, to secure the Obligations under the Loan Documents, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation was in effect on November 20, 2014, substituting 20 percent for 10 percent in the tests used therein to determine significant subsidiary.
“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h).
“SPC” shall have the meaning assigned to such term in Section 11.04(h).
“Specified Party” shall have the meaning assigned to such term in Section 2.10(h)(iv).
“Stated Maturity” shall mean (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.
“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.
“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations, as applicable, pursuant to a written agreement to that effect.
“Subsidiary” shall mean, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings (including, without limitation, Borrower and Intermediate Holdings).
“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(c), and each other Restricted Subsidiary of any Loan Party, other than a Tax Excluded Subsidiary that is or becomes a party to this Agreement and the Security Documents on the Closing Date or pursuant to Section 5.11. Notwithstanding anything to the contrary contained herein or in any Loan Document, Intermediate Holdings shall always constitute a Subsidiary Guarantor.
“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i)a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).
“Tax Excluded Subsidiary” shall mean any Subsidiary (a) that is a CFC, (b) that directly holds no material assets other than Equity Interests (or Equity Interests and Indebtedness) of CFCs, or (c) any Subsidiary of any entity described under clause (a) or clause (b); provided that neither Borrower nor Intermediate Holdings is, or shall in any event be, a Tax Excluded Subsidiary.
“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by a Governmental Authority, and any and all interest, fines, penalties or additions with respect to the foregoing.
“Term Commitment” shall mean the Initial Interim Term Loan Commitment, the Delayed Draw Interim Term Loan Commitment and, as to each Lender, its obligation, if any, to make Initial Interim Term Loans and Delayed Draw Interim Term Loans.

“Test Date” shall mean the last day of the applicable Test Period.
“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).
“Transaction Documents” shall mean the Pending Transaction Acquisition Documents (if any) and the Loan Documents.
“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Pending Acquisitions to occur on the Closing Date, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (c) the consummation of the Pending Acquisitions (if any) to occur after the Closing Date and (d) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.
“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“UK DB Plans” shall mean the Global Marine Systems Pension Plan, the Global Marine Systems Guernsey Pension Plan and the Merchant Navy Officers Pension Fund insofar as that fund applies to the Company.
“Undrawn Commitment Fee” shall mean, for any day (i) on and after the Closing Date and prior to December 10, 2017, 0% per annum, (ii) on and after December 10, 2017 and prior to January 9, 2018, a per annum rate equal to 50% of the Applicable Margin, as then in effect for such day, and (iii) on and after January 9, 2018, the Applicable Margin, as then in effect for such day.
“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” shall mean the United States of America.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(f).
“unrestricted” or “Unrestricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” shall mean 704Games Company, but only to the extent that such Subsidiary:
(1) has no Indebtedness other than Non-Recourse Debt;
(2) except as permitted by Section 6.09, is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Holdings or such

Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
(3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and
(5) is not “Restricted Subsidiary” (or similar term) under the 2019 Notes Documents or the documents governing any Pari Passu Indebtedness.
If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Borrower as of such date and, if such Indebtedness and Liens is not permitted to be Incurred as of such date under Sections 6.01 and 6.02 hereof Borrower will be in Default of such covenant.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.
“Wholly Owned Restricted Subsidiary” shall mean, with respect to any Person, any of its Wholly Owned Subsidiaries that is a Restricted Subsidiary.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by type (e.g., a “Eurodollar Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or compliance with any requirement set forth in any Loan Document, and Holdings, Borrower or the Required Lenders shall so request, the Administrative Agent, Borrower and Holdings shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders, Borrower and Holdings); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Holdings shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Holdings setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.
Section 1.05    Pro Forma Calculations. With respect to any applicable period during which the acquisition, Asset Sale, Investment or issuance, incurrence, assumption or permanent repayment of Indebtedness occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and the acquisition, Asset Sale, Investment or issuance, incurrence, assumption or permanent repayment of Indebtedness on a Pro Forma Basis.
Section 1.06    Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Initial Interim Term Loan Lender agrees, severally and not jointly, to make a single loan to Borrower on the Closing Date in the principal amount equal to its Initial Interim Term Loan Commitments. It is understood and agreed that each Initial Interim Term Loan Lender’s commitment to make an Initial Interim Term Loan on the Closing Date shall be satisfied by the funding of Initial Interim Term Loans in an aggregate principal amount of $45,000,000. The Initial Interim Term Loan shall be repaid in Dollars. Amounts paid or prepaid in respect of Initial Interim Term Loans may not be reborrowed.

(b)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, any time after the Closing Date but on or prior to the Delayed Draw Expiration Date, each Delayed Draw Interim Term Loan Lender agrees, severally and not jointly, to make up to three loans to Borrower in the aggregate principal amount equal to its Delayed Draw Interim Term Loan Commitment. The Delayed Draw Interim Term Loans shall be denominated in Dollars and shall be repaid in Dollars. Amounts paid or prepaid in respect of Delayed Draw Interim Term Loans may not be reborrowed.
Section 2.02    Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $10,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than four Eurodollar Borrowings in the aggregate outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.
(d)    Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the greater of the interest rate applicable at the time to ABR Loans and the interest rate applicable to such Borrowing. If such Lender shall subsequently repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative

Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so paid by Borrower shall be returned to Borrower.
(e)    Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (or such later time acceptable to the Administrative Agent in its sole discretion) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day (or, in connection with any Borrowing to be made after January 1, 2018, three Business Days) before the date of the proposed Borrowing. Each Borrowing Request for a Loan shall be irrevocable and shall specify the following information:
(a)    whether Borrower is requesting an Initial Interim Term Loan Borrowing or a Delayed Draw Interim Term Loan Borrowing;
(b)    the aggregate amount of such Borrowing;
(c)    the date of such Borrowing, which shall be a Business Day;
(d)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(e)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;
(f)    the location and number of Borrower’s account to which funds are to be disbursed; and
(g)    that the conditions set forth in Sections 4.02(b) and (c) and, if applicable, Section 4.03 are satisfied as of the date of the notice.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(e)    Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.05    Fees.
(a)    Administrative Agent Fees. Each of Borrower and Holdings, jointly and severally, agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and/or Holdings and the Administrative Agent (the “Administrative Agent Fees”).
(b)    Delayed Draw Interim Term Loan Fee. Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Interim Term Loan a fee equal to the Undrawn Commitment Fee on and after the Closing Date, times the actual daily amount of the undrawn Delayed Draw Interim Term Loan Commitments, multiplied by a fraction, the numerator of which is the number of days elapsed from the Closing Date until the Delayed Draw Expiration Date and the denominator of which is 360. The fee shall accrue and be charged at all times on and after the Closing Date through (but not including) the Delayed Draw Expiration Date, and shall be due and payable on the Delayed Draw Expiration Date.
(c)    Other Fees. Each of Holdings and Borrower, jointly and severally, agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and/or Holdings and the applicable Agents, including pursuant to the Fee Letter.
(d)    Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower and Holdings, as applicable, shall pay the Fees provided under Section 2.05(c) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.06    Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
(b)    Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)    Notwithstanding the foregoing, during an Event of Default, all Obligations shall be payable upon demand and shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, the Default Rate or (ii) in the case of any other Obligation, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a).
(d)    Accrued interest on each Loan shall be payable in cash and in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.
Section 2.07    Termination of Commitments. (a) The Initial Interim Term Loan Commitment shall automatically terminate at the earlier of (x) the funding of the Initial Interim Term Loan Borrowing on the Closing Date and (y) 5:00 p.m., New York City time, on the Closing Date (in each case, after the funding of the Initial Interim Term Loan Borrowing).
(b)    The Delayed Draw Interim Term Loan Commitment shall automatically terminate at 5:00 p.m., New York City time, on the earliest of (w) the date that the third Delayed Draw Interim Term Loan Borrowing is funded (after such funding of the Delayed Draw Interim Term Loan Borrowing) (x) the date that all Pending Acquisition Agreements are terminated or, if earlier, all transactions contemplated thereby are withdrawn, abandoned or otherwise terminated, (y) the date Borrower notifies the Administrative Agent that (i) it no longer has any intention to consummate the Pending Acquisitions (to the extent not previously consummated), (ii) that Borrower does not intend to use the proceeds of the Delayed Draw Interim Term Loans to consummate the Pending Acquisitions (to the extent not previously consummated) or (ii) that the Pending Acquisitions have been consummated without the use of any then-undrawn Delayed Draw Interim Term Loan Commitments and (z) February 5, 2018.
(c)    Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Interim Term Loan Commitment, provided that each reduction of the Delayed Draw Interim Term Loan Commitment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 unless such amount represents all of the remaining Delayed Draw Interim Term Loan Commitment. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Interim Term Loan Commitment under this clause (c) at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.
(d)    Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Delayed Draw Interim Term Loan Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of any credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked or extended by Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. The Administrative Agent will promptly notify the appropriate Lenders of any termination or reduction of unused portions of the Delayed Draw Interim Term Loan Commitments under this Section 2.07. Any termination or reduction of the Delayed Draw Interim Term Loan Commitments shall be permanent. Each reduction of the Delayed Draw Interim Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Delayed Draw Interim Term Loan Commitments.
Section 2.08    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than four Eurodollar Borrowings outstanding hereunder at any one time.
(b)    To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.
(c)    Each Interest Election Request shall specify the following information:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09    Repayment of Loans. Subject to Section 2.01(c), to the extent not previously irrevocably paid in full in cash, all Interim Term Loans shall be due and payable on the Maturity Date.
Section 2.10    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.
(b)    [Reserved].
(c)    Asset Sales. Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h); provided that, so long as (i) no Default is then continuing and (ii) Borrower or Holdings shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date that such Net Cash Proceeds are reasonably expected to be reinvested (or committed to be reinvested) pursuant to, and in accordance with the terms of, Sections 6.06(b) and (c), such Net Cash Proceeds shall not be required to be so applied; provided, further, that in the event that all or any portion of such Net Cash Proceeds is not so reinvested (or committed to be reinvested) pursuant to, and in accordance with the terms of, Sections 6.06(b) and (c) or is required to be applied or offered to repay the 2019 Notes in accordance with the terms of the 2019 Notes Documents or Other Applicable Indebtedness of Borrower or Holdings in accordance with the terms of the documentation governing the same, 100% of such unused portion of Net Cash Proceeds or such portion of Net Cash Proceeds required to be applied or offered to repay the 2019 Notes or Other Applicable Indebtedness, as applicable, shall be applied by Borrower on the third Business Day after such event to make prepayments in accordance with Section 2.10(h).
(d)    Equity Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds of any Equity Issuance (other than any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative not in excess of $200,000 in the aggregate).
(e)    Extraordinary Receipts. Not later than one Business Day following the receipt of any Net Cash Proceeds from any Extraordinary Receipts in excess of $1,000,000 in the aggregate for all such Extraordinary Receipts (such excess amounts “Material Extraordinary Receipts”) by any Company, Borrower shall apply an amount equal to 50% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h); provided that only Material Extraordinary Receipts shall be applied to make prepayments pursuant to this Section 2.12(e) .

(f)    Debt Issuance or Preferred Stock Issuance. (i) Not later than the date of receipt of any Net Cash Proceeds of any Debt Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds;
(ii)    Not later than one Business Day following the receipt of any Net Cash Proceeds of any Preferred Stock Issuance by any Company (other than any Preferred Stock Issuance not exceeding $15,000,000 in the aggregate), Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 50% of such Net Cash Proceeds; and
(iii)    Not later than the date of receipt of any Net Cash Proceeds of any Indebtedness issued or borrowed pursuant Section 2 of the Fee Letter, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of such Net Cash Proceeds received by Holdings or any of its Subsidiaries.
(g)    Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 75% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h); provided that:
(i)    so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower or Holdings has delivered an Officers’ Certificate to the Administrative Agent on or prior to such date setting forth Borrower’s intention to repair, replace or restore the property that was the subject of such Casualty Event, no later than 180 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Trustee, for the benefit of the Secured Parties in accordance with Sections 5.11 and 5.12; and
(ii)    if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).
(h)    Application of Prepayments.
(i)    Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h)(iii), subject to the provisions of this Section 2.10(h).
(ii)    Amounts to be applied pursuant to this Section 2.10 to the prepayment of shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.
(iii)    To the extent there are prepayment amounts remaining after the application of such prepayments under preceding clause (ii), such excess amounts shall be applied to the reduction of any then outstanding Delayed Draw Interim Term Loan Commitments.
(iv)    Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
(v)    Any amount required to be paid pursuant to Sections 2.10(c) through 2.10(f) shall be applied to prepay Loans on a pro rata basis, in accordance with the respective outstanding principal amounts thereof.
If at the time that any prepayment pursuant to preceding clauses (c) or (g) would be required, Borrower or Holdings is required to offer to repurchase, redeem or prepay any other Indebtedness that is secured by a Lien that ranks pari passu with the Liens securing the Obligations, in each case pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such other required to be offered to be so repurchased, redeemed or prepaid, hereinafter “Other Applicable Indebtedness”), then Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Cash Proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase, redemption or repayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to clause (c) or (g) above, as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased redeemed or prepaid, the declined amount shall promptly (and in any event within 5 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.
Notwithstanding the foregoing, (i) to the extent that (v) any of or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(c), (w) any of or all the Net Cash Proceeds of any Equity Issuance made by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(d), (x) any of or all the Net Cash Proceeds from Extraordinary Receipts received by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(e), (y) any of or all the Net Cash Proceeds of any Debt Issuance by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(f) or (z) any of or all the Net Cash Proceeds of any Casualty Event of a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(g), in each case (A) are prohibited, delayed or restricted by applicable U.S., foreign or local law or regulation or a limitation not prohibited by Section 6.12 hereof (a “Dividend Restriction”), from being repatriated or distributed to Borrower, or (y) would result in a material adverse tax consequence under U.S., foreign or local law or regulation (a “Material Tax Consequence”), the portion of such Net Cash Proceeds so affected will not be required to be applied in accordance with this Section 2.10 but may be retained by the applicable Restricted Subsidiary so long, but only so long, as applicable U.S., foreign or local law or regulation or a Dividend Restriction prohibits, delays or restricts such repatriation or distribution to Borrower or such repatriation or distribution to Borrower would result in a Material Tax Consequence (Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all commercially reasonable actions required by the applicable U.S., foreign or local law or regulation to permit such repatriation or distribution), and once such repatriation or distribution of any of such affected Net Cash Proceeds is not prohibited, delayed or restricted under applicable U.S., foreign or local law or regulation or a Dividend Restriction and would not result in a Material Tax Consequence, such repatriation or distribution will be effected and such repatriated or distributed Net Cash Proceeds will be promptly applied in accordance with this covenant if such Net Cash

Proceeds have not already been applied in accordance with Sections 2.10(c) through (g) above; and (ii) if such Restricted Subsidiary is not wholly-owned by Holdings, such Net Cash Proceeds shall be reduced by any amounts required to be paid to Persons other than Holdings prior to, or in connection with, a distribution of Net Cash Proceeds to Borrower. For the avoidance of doubt, “foreign or local law or regulation” shall include, without limitation, any requirement of the U.K. Pension Regulator or similar authority.
Section 2.11    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
(ii)    the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written or telephonic notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.12    Increased Costs; Change in Legality. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)    subjects any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 2.15 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Administrative Agent, upon its demand, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b)    If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to indicate the period of retroactive effect thereof.
(e)    Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:
(i)    such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and
(ii)    such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).
In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(f)    For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13    Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate excluding the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of its Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) the express provisions of Section 2.10(f)(v) providing for payments to Specified Parties.
(d)    Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.15    Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes shall be required by applicable Legal Requirements to be deducted or withheld from such payments, then (i) the sum payable by the relevant Loan Party shall be increased as necessary so that after making all such required deductions (including such deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, reductions or withholdings and (iii) the relevant Loan Party, if applicable, shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.
(b)    In addition, and without any duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of, any Other Taxes.
(c)    The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign

Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.
(iii)    The Administrative Agent shall comply with this Section 2.15(f) as if it were a Lender.
(g)    If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental

Authority. Nothing contained in this Section 2.15(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it reasonably deems confidential or privileged to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
Section 2.16    Mitigation Obligations; Replacement of Lenders.
(a)    Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.
(b)    Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender defaults in its obligations to make Loans hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.16(a)), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to each of the Administrative Agent and Borrower an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).
(c)    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Commitments and Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 11.02(b)(i)-(ix) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender and (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B).
For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender; (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Secured Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default, the date on which (1) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (b) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date, on the date of each Credit Extension and on each other date specified pursuant to the Loan Documents that:
Section 3.01    Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and (c) is qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    No Conflicts; No Default. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of proceeds thereof (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) the 2019 Notes Documents, the Convertible Preferred Stock Documents or any other indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject (including, without limitation, the Collateral Trust Agreement), or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents. No Default or Event of Default has occurred and is continuing.
Section 3.04    Financial Statements; Projections. (a) Holdings has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (i) as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 audited by and accompanied by the unqualified opinion of BDO USA, LLP, independent public accountants, and (ii) as of and for the six-month period ended June 30, 2017 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Holdings. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). As of the Closing Date, except as set forth in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.
(b)    Holdings has heretofore delivered to the Lenders the forecasts of financial performance of (x) Holdings and its Subsidiaries for the fiscal year 2017, and (y) Holdings and its Subsidiaries for each fiscal year 2018 through 2021 (the “Projections”). The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.
(c)    Since December 31, 2016, there has been no event, change, circumstance, condition, development or occurrence that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
Section 3.05    Properties. Each Company has good and marketable title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.
(a)    The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
(b)    Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.
(c)    No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
(d)    Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect. The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.
(e)    Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.
Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06    Intellectual Property. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all Patents (as defined in the Pledge and Security Agreement) Trademarks (as defined in the Pledge and Security Agreement, Copyrights (as defined in the Pledge and Security Agreement), technology, trade secrets, proprietary information, inventions, know-how and processes (the “Intellectual Property”), in each case necessary for the conduct of its business as currently conducted, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(a)    No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know, as of the date hereof, of any valid basis for any such claim, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business, no Company has done anything to authorize or enable any other person to use any such Intellectual Property. Each Company has taken commercially reasonable actions that in the exercise of their reasonable business judgment should have been taken to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.
(b)    No Violations or Proceedings. (i) To the knowledge of the Loan Parties, there is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, except as would not reasonably be expected to have a Material Adverse Effect, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or, to the knowledge of the Loan Parties, threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)    No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(d)    No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.
Section 3.07    Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Holdings and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).
(b)    As of the Closing Date, no consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Trustee in any Equity Interests pledged to the Collateral Trustee under the Security Documents or the exercise by the Collateral Trustee or any Secured Party of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.
Section 3.08    Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.
Section 3.09    Agreements. No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Section 3.10    Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.
(b)    No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Pledge and Security Agreement does not violate such regulations.
(c)    After giving effect to the Pending Acquisitions (if any are, or are to be, consummated), Margin Stock represents less than 25% of the total assets of Borrower and its Subsidiaries on a consolidated basis and of Holdings and its Restricted Subsidiaries on a consolidated basis.
Section 3.11    Investment Company Act, etc.. No Company is (a) required to register as an “investment company” or a company “controlled” by a company required to register as an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12    Use of Proceeds. Borrower will use (a) the proceeds of the Initial Interim Term Loans solely (i) to pay the cash consideration for the Pending Acquisitions, (ii) to pay fees, costs and expenses related to the Transactions contemplated by this Agreement and the other Loan Documents, (iii) for Investments in each case permitted hereunder and (iv) for general corporate purposes (including, without limitation, to replace up to $2,000,000 of cash of the Loan Parties used prior to the Closing Date to pay cash consideration in respect of the Pending Acquisitions), and (b) the proceeds of the Delayed Draw Interim Term Loans solely (i) to pay the cash consideration for the Pending Acquisitions, (ii) to pay the fees, costs and expenses related to such acquisitions and (iii) in an aggregate amount not exceed $7,000,000, for Investments permitted hereunder and other general corporate purposes, in each case, related to the Pending Acquisitions.
Section 3.13    Taxes. Each Company has (a) timely filed or caused to be timely filed all federal income Tax Returns and all material state, local, foreign and other Tax Returns required to have been filed by it and (b) duly and timely paid or caused to be duly and timely paid all U.S. federal income Taxes and all other material Taxes (whether or not shown on any Tax Return) due and payable by it and all material Tax assessments received by it, except Taxes or Tax assessments that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. No Company has received written notice of any threatened tax assessments, deficiencies, audits or other proceedings and no such threatened (or any pending) tax assessments, deficiencies, audits or other proceedings could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect. No Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). No Company is party to any tax sharing or similar agreement other than any such agreement among the Companies, except any such agreement that is not primarily concerned with the sharing of Taxes.
Section 3.14    No Material Misstatements. Holdings has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any information or similar memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower, Holdings or Intermediate Holdings to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.15    Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16    Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party and of Holdings and its Restricted Subsidiaries (taken as a whole) will exceed its and their applicable debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party and of Holdings and its Restricted Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its and their applicable debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party and Holdings and its Restricted Subsidiaries (taken as a whole) will be able to pay its and their applicable debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party and Holdings and its Restricted Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct its or their applicable business in which it is, or they are, engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date; and (e) each Loan Party is, and Holdings and its Restricted Subsidiaries (taken as a whole) are, “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances.
Section 3.17    Employee Benefit Plans. (a) Except as would reasonably be expected to result in a Material Adverse Effect, each Company and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans and Pension Plans. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and to each Company’s knowledge nothing has occurred which would prevent, or cause the loss of, such qualification.
(b)    Except as would reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is expected to occur and no Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
(c)    Except for instances of non-compliance that would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities. Except (i) as set forth on Schedule 3.17(c) and (ii) for obligations that would not reasonably be expected to result in a Material Adverse Effect, no Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except (i) as set forth on Schedule 3.17(c) or (ii) as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended, fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

(d)    Other than with respect to the UK DB Plans, no Company is and has not at any time been the employer of a UK defined benefit pension plan to or in respect of which it could have any obligation to contribute. No Contribution Notice or Financial Support Direction has been issued or threatened to be issued to any Company (whether in respect of the UK DB Plans or otherwise) and there is no fact or circumstance likely to give rise to any such Contribution Notice or Financial Support Direction which could reasonably be expected to give rise to a Material Adverse Effect.
Section 3.18    Environmental Matters. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business or value of the Companies, individually or in the aggregate, in excess of $5,000,000:

(i)
the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii)
the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)
there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv)
there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)
no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vi)
no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii)

listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or Superfund Enterprise Management System or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(vii)	there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(viii)
the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

Section 3.19    Insurance. Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.
Section 3.20    Security Documents; First Lien Debt. (a) The Pledge and Security Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of Securities Collateral described in the Pledge and Security Agreement, when stock certificates (if any) representing such Securities Collateral are delivered to the Collateral Trustee, and in the case of other Collateral described in the Pledge and Security Agreement, when financing statements and Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (each as defined in the Pledge and Security Agreement) in appropriate form are filed in the appropriate offices therefor (as certified by Company to the Collateral Trustee from time to time), the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing financing statements, Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (each as defined in the Pledge and Security Agreement), as applicable) on such Collateral, as security for the Obligations, in each case prior and superior in right to any other Person (except in the case of Permitted Liens).
(b)    This Agreement and the other Loan Documents (and the Obligations hereunder and thereunder) constitute Pari Passu Documents, Pari Passu Debt and Pari Passu Obligations for purposes of (and as defined in) the Collateral Trust Agreement and, on the Closing Date, the only other Pari Passu Debt (under and as defined in the Collateral Trust Agreement) are the 2019 Notes, in an aggregate principal amount of $400,000,000 outstanding on the Closing Date.
Section 3.21    Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and

Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).
(b)    No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); no Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans is currently in violations of Sanctions and Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(c)    No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d)    No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the applicable Anti-Corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
Section 4.01    Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
(a)    Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents.
(b)    Corporate Documents. The Administrative Agent shall have received:
(i)    a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the Credit Extensions hereunder (and in the case of the Guarantors, the Guarantees hereunder), and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));
(ii)    a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and
(iii)    such other documents, instruments or certificates as the Lenders or the Administrative Agent may reasonably request.
(c)    Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of each of Holdings and Borrower:
(i)    certifying that attached thereto is a true and complete copy of each of (x) the Collateral Trust Agreement (including all amendments, supplements, restatements, joinders, accessions or other modifications thereto as of the Closing Date), (y) the 2019 Notes Indenture and the 2019 Notes (including all amendments, supplements, restatements, joinders, accessions or other modifications to and of them as of the Closing Date) and (z) the Convertible Preferred Stock Documents (including all amendments, supplements, restatements, joinders, accessions or other modifications thereto as of the Closing Date) and that entry into and performance of the Transactions are permitted pursuant to, and do no conflict with the terms of, any of the foregoing;
(ii)    certifying that attached thereto is a true and complete copy of the Pledge and Security Agreement (including all amendments, supplements, restatements, joinders or other modifications thereto as of the Closing Date) and each Perfection Certificate (as defined therein); and
(iii)    certifying compliance with the conditions precedent set forth in Sections 4.01(q), (r) and (s) and Sections 4.02(b) and (c).
(d)    Financings and Other Transactions, Etc. (1) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date. The Transactions (other than, to the extent applicable, in connection with clause (c) of the definition thereof) shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
(2)    The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.
(3)    The proceeds of the Initial Interim Term Loans to be made hereunder on the Closing Date, shall be sufficient (together with unrestricted cash on the balance sheet of the Loan Parties on the Closing Date and proceeds of the Delayed Draw Interim Term Loans available to, and borrowed by, Borrower after the Closing Date) to pay in full the cash consideration for the Pending Acquisitions and all related fees, commissions and expenses.
(e)    Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts and projections of the financial performance of Holdings and its Subsidiaries (including the Projections).
(f)    Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) Permitted Debt pursuant to Sections 6.01(d), (e), (g), (h), (i), (l), (m), (q), (r) and (s), (iii) Indebtedness owed to any Loan Party, (iv) Indebtedness of DBM Global or any Restricted Subsidiary of DBM Global owing to DBM Global or a Restricted Subsidiary of DBM Global and (v) Indebtedness of Global Marine or any Restricted Subsidiary of Global Marine owing to Global Marine or a Restricted Subsidiary of Global Marine.
(g)    Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger and the Lenders, a favorable written opinion of Latham & Watkins LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters as are customary and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
(h)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Holdings.
(i)    Legal Requirements. The Lenders shall be reasonably satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
(j)    Consents. The Lenders shall be reasonably satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.
(k)    Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the reasonable opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect or (b) adversely affects the ability of any Company to perform its obligations under the Loan Documents or the Pending Transaction Acquisition Documents to which such Company is a party, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.
(l)    Sources and Uses. The sources and uses of the Credit Extensions shall be as set forth in Section 3.12.
(m)    Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including the legal fees and reasonable expenses of White & Case LLP, New York counsel to the Administrative Agent and Arranger, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(n)    Personal Property Requirements. The Collateral Trustee shall have received:
(i)    all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
(ii)    [Reserved].
(iii)    all other certificates, agreements, instruments or documents (including any Uniform Commercial Code financing statement) necessary to perfect the Collateral Trustee’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Pledge and Security Agreement); and
(iv)    each document (including any Uniform Commercial Code financing statement and any Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (each as defined in the Pledge and Security Agreement)) required by the Security Documents or under law or reasonably requested by the Administrative Agent or Collateral Trustee to be executed filed, registered and/or recorded in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be executed and/or in proper form for filing, registration or recordation, as applicable.
(o)    Required Collateral Trust Agreement Actions. The Administrative Agent, Collateral Trustee and, to the extent required pursuant to the terms of the Collateral Trust Agreement, each other Authorized Representative shall have received an executed copy of each of the Required Collateral Trust Agreement Actions. For purposes of this Agreement, the “Required Collateral Trust Agreement Actions” shall mean, collectively, delivery of a Pari Passu Obligation Designation (as defined in the Collateral Trust Agreement) meeting the requirements of Section 3.8(b) of the Collateral Trust Agreement, delivery of a Reaffirmation Agreement (as defined in the Collateral Trust Agreement) and delivery of a Collateral Trust Joinder (as defined in the Collateral Trust Agreement).
(p)    PATRIOT Act. The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested by the Administrative Agent or any Lender that they reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
(q)    Minimum Liquidity. On a Pro Forma Basis, immediately after giving effect to the Transactions and the other transactions contemplated hereby to occur on the Closing Date, Holdings shall be in compliance with the financial covenants set forth in Section 4.03 of the 2019 Notes Indenture and Section 6.10.
(r)    Collateral Coverage. On a Pro Forma Basis, immediately after giving effect to the Transactions and the other transactions contemplated hereby to occur on the Closing Date, the Collateral Coverage Ratio is not less than 2.00:1.00.
(s)    Debt/NAV Ratio. After giving effect to the borrowings and incurrence of Indebtedness hereunder, the Company is in compliance with the Debt/NAV Ratio (capitalized terms used in this clause (s) having the meanings assigned thereto in the Certificate of Designation with respect to each Series of Convertible Preferred Stock, as applicable).

(t)    2019 Notes. Borrower shall have taken all actions necessary, appropriate or reasonably requested by the trustee in respect of the 2019 Notes (including the execution and delivery of a supplemental indenture in respect thereof) to become a guarantor in respect of the 2019 Notes and guarantee the obligations under the 2019 Notes Documents.
(u)    Borrower Joinder and Security Matters.

(i)    Intermediate Holdings shall have pledged the Equity Interests of Borrower to the Collateral Trustee as Collateral to secure the Secured Obligations and, to the extent evidenced by an instrument, delivered the same to the Collateral Trustee, together with an undated instrument of transfer or stock power therefor endorsed in blank and provided satisfactory evidence of such delivery to the Administrative Agent;
(ii)    the Administrative Agent and the Collateral Trustee shall have received (x) a fully executed pdf of a Collateral Trust Joinder (as defined in the Collateral Trust Agreement) with respect to the joinder of Borrower as a “Grantor” thereto, (y) a fully executed Joinder Agreement (as defined in the Pledge and Security Agreement) with respect to the joinder of Borrower as a “Pledgor” thereto and (z) a fully executed pdf of a Perfection Certificate (as defined in the Pledge and Security Agreement) with respect to Borrower;
(iii)     the Collateral Trustee shall have:
(x)          received all certificates, agreements or instruments representing or evidencing the Securities Collateral owned by Borrower, accompanied by instruments of transfer and stock powers undated and endorsed in blank and Borrower shall have provided satisfactory evidence of such delivery to the Administrative Agent;
(y)          received all other certificates, agreements, instruments or documents (including a properly completed Uniform Commercial Code financing statement naming Borrower as debtor and the Collateral Trustee as secured party) necessary to perfect the Collateral Trustee’s security interest in all Chattel Paper, all Instruments and all Investment Property (as each such term is defined in the Pledge and Security Agreement) of Borrower (to the extent required by the Pledge and Security Agreement) and shall have transmitted for filing such properly completed Uniform Commercial Code Financing Statement to the Secretary of State of the State of Delaware and provided satisfactory evidence of such transmittal and payment of related filing fees to Borrower and the Administrative Agent; and
(z)           received and, if applicable, transmitted for filing with the appropriate office or agency (and provided to Borrower and the Administrative Agent evidence of such transmittal and the payment of any related filing fees) each document (including any Uniform Commercial Code financing statement and any Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (each as defined in the Pledge and Security Agreement)) required by the Security Documents (without regard to any grace periods contained therein) or under law or reasonably requested by the Administrative Agent or Collateral Trustee to be executed filed, registered and/or recorded in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a perfected Lien on the Collateral of Borrower described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be executed and/or in proper form for filing, registration or recordation, as applicable; and
(iv)    Borrower shall have taken all other steps necessary, appropriate or reasonably requested by the Administrative Agent or the Collateral Trustee to (x) become a Grantor (as defined in the Collateral Trust Agreement) under, and pursuant to the terms of, the Collateral Trust Agreement (including, without limitation Section 7.18 thereof), (y) become a Pledgor (as defined in the Pledge and Security Agreement) under, and pursuant to the terms of, the Pledge and Security Agreement (including, without limitation Section III.5 thereof) and (z) to the extent constituting Collateral, pledge its assets to the Collateral Trustee as security for the Secured Obligations, in each case, without regard to any grace periods for the taking of such actions contained in any such agreements (other than pursuant to Sections III.4.(b) and (c) of the Pledge and Security Agreement).
Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
(a)    Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
(b)    No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.
(c)    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
Holdings and Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.
Section 4.03    Conditions to Delayed Draw Interim Term Loans. The obligation of each Delayed Draw Interim Term Loan Lender to make a Delayed Draw Interim Term Loan Borrowing is subject to satisfaction, or waiver in writing by Delayed Draw Interim Term Loan Lenders having more than 50% of the aggregate Delayed Draw Interim Term Loan Commitments, of the following condition precedent:
(a)    Borrower shall have notified the Administrative Agent that a Pending Acquisition will be consummated substantially simultaneously with, or within 10 days after, the funding of the Delayed Draw Interim Term Loan Borrowing in accordance with applicable law and the applicable acquisition agreement and such Pending Acquisition, as applicable, shall constitute (and comply with the requirements of the definition of) a Permitted Acquisition and the proceeds of the applicable Delayed Draw Interim Term Loan Borrowing shall be applied to pay the cash consideration for such Pending Acquisition and/or the fees, costs and expenses related thereto.

ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with the Administrative Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
Section 5.01    Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to the Lenders:
(a)    If Reports are Required to be Filed with SEC. If Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings must provide the Administrative Agent and the Lenders with, or electronically file with the SEC and provide the Administrative Agent and the Lenders written notice (which written notice may be provided via email) of such filing, within the time periods specified in the SEC’s rules and regulations:
(i)    all quarterly and annual reports on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by Holdings’ certified independent accountants, and
(ii)    all current reports on Form 8-K.
(b)    If Reports are not Required to be Filed with SEC. If Holdings is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings must provide the Administrative Agent and the Lenders with, within the time periods specified in the SEC’s rules and regulations:
(i)    substantially all the information that would be required to be contained in quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Holdings were required to file such reports (but only to the extent similar information was provided in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Holdings (but not for any subsidiaries on a stand-alone basis) and, with respect to annual information only, a report thereon by Holdings’ certified independent accountants; provided, however, such reports (A) will not be required to contain information required by Items 1B, 4, 5, 9A, or 14 of Form 10-K or Items 2 or 4 of Part II of Form 10-Q and (B) will not be required to contain information required by Items 10 and 11 of Form 10-K (relating to management compensation) but in lieu of such information will include information of the type and scope contained in the Offering Memorandum under the caption “Management;”
(ii)    substantially all the information that would be required to be contained in current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports; provided, however, that (A) no such current report will be required to be furnished if Holdings determines in its good faith judgment that such event is not material to the Lenders or to the business, assets, operations, financial positions or prospects of Holdings and its Restricted Subsidiaries, taken as a whole and (B) such reports will not be required to contain information required by Items 2.02, 3.01, 3.02 of Form 8-K or Items 5.02(c), (d) or (e) (except to the extent similar information is contained in the Offering Memorandum under the caption “Management”) of Form 8-K.
Compliance with Reporting Regulations(i)    . (i) The reports under Section 5.01(b) will not (A) be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e)(l)(ii) of Regulation S-K

promulgated by the SEC (with respect to any non-GAAP financial measures contained therein), (B) be required to contain the separate financial information for subsidiaries contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC or (C) be required to contain information required by Item 601 of Regulation SK.;
(ii)    In addition, whether or not required by the SEC, Holdings will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in Sections 5.01(a) and (b) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. In addition, Holdings will make the information and reports available to securities analysts and prospective investors upon request.
(d)    Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default has occurred since the date of the last certificate delivered pursuant to this clause (i) or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10; (iii) [reserved]; (iv) in the case of annual financial statements delivered pursuant to Section 5.01(a) or (b) above, if the accounting firm is not restricted from providing such report by its office policies, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Restricted Subsidiaries, which audit was conducted in accordance with GAAP, whether such accounting firm obtained knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof;
(e)    2019 Notes Reports. Concurrently with delivery to the holders of, or trustee in respect of, the 2019, copies of any reports, notices or financial information required to be delivered pursuant to the 2019 Notes Documents or, if such delivery is done through an electronic filing with the SEC, provide the Administrative and the Lenders prompt written notice of such filing (which written notice may be provided via email);
(f)    Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders (it being understood and agreed that, unless otherwise expressly designated by Borrower, no Compliance Certificate shall be suitable to be made available to Public Lenders). If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, Holdings, Interim Holdings, their respective Subsidiaries and their securities; and
(g)    Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent may reasonably request. Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by Borrower or Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.
(h)    Reports made by Parent Guarantor. If at any time the Loans are guaranteed by a direct or indirect parent company of Holdings, and such company has furnished the financial reports described herein with respect to such company as required by this section as if such company were Holdings (including any financial information required hereby), Holdings and Borrower shall be deemed to be in compliance with the provisions of this section. Any information filed with, or furnished to, the SEC within the time periods specified in this section shall be deemed to have been made available as required by this section, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this section. If Holdings or a direct or indirect parent of Holdings files with or furnishes to the SEC (a) an Annual Report on Form 10-K with respect to a fiscal year that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to comply with and satisfy the requirements of this section with respect to the relevant fiscal year; (b) a quarterly report on Form 10-Q with respect to a fiscal quarter that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to comply with and satisfy the requirements of this section with respect to the relevant fiscal quarter; and (c) a current report on Form 8-K with respect to any of the events required by the SEC to be described therein that complies in all material respects with the rules and regulations of the SEC regarding such filing, then such filing shall be deemed to comply with and satisfy the requirements of this section with respect to such event; provided, in each case of clauses (a) and (b), that such filings include such disclosure as is reasonably necessary to describe any material differences between the consolidated financial information of such direct or indirect parent and the consolidated financial information of Holdings.
Section 5.02    Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following the occurrence thereof):
(i)    any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(ii)    the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;
(iii)    any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;
(iv)    the occurrence of a Casualty Event in excess of $5,000,000 (whether or not covered by insurance);
(v)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(vi)    any investigation or proposed investigation by the Pensions Regulator which could reasonably lead to the issuance of a Contribution Notice or Financial Support Direction to any Company (whether in respect of the UK DB Plans or otherwise), and of the receipt by any Company of a Contribution Notice or Financial Support Direction;

(vii)    the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $5,000,000; and
(viii)    (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against, all or any material portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of the Collateral.
Section 5.03    Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights and franchises, licenses and permits material to its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06.
(b)    Do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
Section 5.04    Insurance. (a) Maintain such insurance as is required pursuant to the terms of the Collateral Trust Agreement and the Security Documents; provided that with respect to physical hazard insurance, no Company shall agree to the adjustment of any claim thereunder without the consent of the Administrative Agent or Collateral Trustee (such consent not to be unreasonably conditioned, withheld or delayed).
(b)    [Reserved].
(c)    With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws.
(d)    No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
Section 5.05    Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge, and cause its Subsidiaries to pay and discharge, promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.
Section 5.06    Employee Benefits. Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5,000,000 or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event.
Section 5.07    Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent upon reasonable advance notice and during normal business hours to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that (x) in the case of any discussion or meeting with the independent accountants, only if Borrower has been given the opportunity to participate in such discussion or meeting and (y) Borrower shall not be required to reimburse the Administrative Agent for the cost of more than one such visit and inspection during any fiscal year unless a Default or Event of Default has occurred and is continuing.
(b)    Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies; provided that, so long as the Administrative Agent and all of the Lenders have been invited thereto and such call occurs within the timeframe provided above, the corresponding conference call required pursuant to Section 4.05(d) of the 2019 Notes Indenture with respect to fiscal quarters of Holdings ending on December 31 may, at the option of Holdings, satisfy the requirements of this clause (b) with respect to the most recent fiscal year then ended.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.
Section 5.09    Compliance with Environmental Laws. Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Holdings or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 5.10    Margin Stock. Do or cause to be done all things necessary to ensure that Margin Stock represents less than 25% of the total assets of Borrower and its Subsidiaries on a consolidated basis and of Holdings and its Restricted Subsidiaries on a consolidated basis.
Section 5.11    Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Tax Excluded Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 15 Business Days after the acquisition thereof or such longer time as the Administrative Agent and the Collateral Trustee may agree in their sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Trustee such amendments or supplements to the relevant Security Documents or such other documents as shall be necessary or as the Administrative Agent or the Collateral Trustee shall deem advisable to grant to the Collateral Trustee, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably necessary or requested by the Administrative Agent or the Collateral Trustee. Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Trustee such documents as the Administrative Agent or the Collateral Trustee shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
(b)    With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) in the case of such Subsidiary directly owned by any Loan Party, subject to the last sentence of this paragraph (b), deliver to the Collateral Trustee the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests (but, in any event, excluding any Equity Interest of a Tax Excluded Subsidiary not required to be pledged pursuant to the last sentence of Section 5.11(b)), and, in all cases, all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) in the case such Subsidiary provides (or is required to provide) a guarantee in respect of the 2019 Notes, any Pari Passu Obligations or any other Indebtedness of any Loan Party) (A) execute a Joinder Agreement to become a Subsidiary Guarantor and a Pledgor, (B) to the extent requested by Administrative Agent or Collateral Trustee, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent (and, if requested thereby, the Collateral Trustee), and (C) take all actions necessary or, in the reasonable opinion of the Administrative Agent or the Collateral Trustee, advisable to cause the Lien created by the applicable

Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations). Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Trustee pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Tax Excluded Subsidiary and (2) no Tax Excluded Subsidiary shall be required to take the actions (or be the subject of such actions) specified in clause (ii) of the preceding sentence, provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Tax Excluded Subsidiary (which is not a Subsidiary of another Tax Excluded Subsidiary) representing 65% of the total voting power of all outstanding Voting Stock of such Tax Excluded Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Tax Excluded Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).
(c)    [Reserved].
(d)    (A) Promptly grant to the Collateral Trustee (and in any event within 90 days of the acquisition thereof or such longer time as the Administrative Agent and Collateral Trustee may reasonable agree) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000 as additional security for the Secured Obligations. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Trustee and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens and a Pari Passu Lien (as defined in the Collateral Trust Agreement). Such Loan Party shall take such actions and execute and/or deliver to the Collateral Trustee such documents as are required pursuant to Section 8(d) of the Collateral Trust Agreement.
Section 5.12    Security Interests; Further Assurances. (a) Promptly, upon the reasonable request of the Administrative Agent, the Collateral Trustee or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise necessary or deemed by the Administrative Agent or the Collateral Trustee reasonably desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.
(b)    Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.
Section 5.13    Lenders Conference Call. Host a conference call with representatives of the Administrative Agent and the Lenders once during each fiscal quarter of Holdings upon reasonable prior notice to be held at such time as reasonably designated by Holdings (in consultation with the Administrative Agent), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Companies; provided that, with respect to any fiscal quarter, so long as the Administrative Agent and all of the Lenders have been invited thereto and such call occurs within 15 days following the date on which the financial statements for such fiscal quarter are made available as required in Section 5.01 above, the conference call required pursuant to Section 4.05(d) of the 2019 Notes

Indenture with respect to such fiscal quarter may, at the option of Holdings, satisfy the requirements of this clause (b) with respect to such fiscal quarter.
ARTICLE VI
NEGATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with the Administrative Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document in respect of the Obligations have been paid in full, no Loan Party will, nor will they cause or permit any of their Restricted Subsidiaries to:
Section 6.01    Indebtedness. Incur any Indebtedness or issue any Disqualified Capital Stock, except Holdings and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):
(a)    Indebtedness of Borrower or any Guarantor constituting Pari Passu Obligations for which the Authorized Representative for the holders of such Indebtedness has executed a joinder to the Collateral Trust Agreement in accordance with Section 3.8 thereof; provided that, (x) on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Collateral Coverage Ratio, as determined on a Pro Forma Basis, is not less than 2.00 to 1.00;
(b)    the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that:
(i)    if Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not Borrower or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Loans, in the case of Borrower, or the Guarantees, in the case of a Guarantor;
(ii)    (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.01(b)(ii); and
(iii)    all loans and advances to Restricted Subsidiaries made by Holdings after the Closing Date shall be evidenced by an intercompany note in favor of Holdings. These intercompany notes will be pledged pursuant to the Security Documents as Collateral to secure the Loans. Repayments of principal with respect to any intercompany notes will be required to be pledged pursuant to the Security Documents as Collateral to secure the Loans until such amounts are advanced to a Subsidiary in accordance with this Agreement.
(c)    unsecured Indebtedness of Borrower or any Guarantor; provided that (a) such Indebtedness has a Stated Maturity after the Maturity Date and (b) on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Collateral Coverage Ratio, as determined on a Pro Forma Basis, calculated as if all Indebtedness of Borrower, and the Guarantors outstanding at such time was included in clause (ii) of the definition of Collateral Coverage Ratio, is not less than 1.25 to 1.0;

(d)    Indebtedness of Holdings pursuant to the 2019 Notes and Indebtedness of Borrower or any Subsidiary Guarantor pursuant to a guarantee of the 2019 Notes so long as the Authorized Representative of the holders of such Indebtedness is a party to the Collateral Trust Agreement in such capacity;
(e)    Indebtedness incurred under this Agreement and, to the extent constituting Indebtedness, the Convertible Preferred Stock issued pursuant to the Convertible Preferred Stock Documents;
(f)    Indebtedness (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the foregoing, for purposes of this clause, “refinance”) then outstanding Indebtedness in an amount not to exceed the principal amount of the Indebtedness so refinanced, plus interest, premiums, fees and expenses; provided that
(i)    in case the Indebtedness to be refinanced is Subordinated Indebtedness, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Loans at least to the extent that the Indebtedness to be refinanced is subordinated to the Loans,
(ii)    the new Indebtedness does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced, and the Average Life of the new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced,
(iii)    Indebtedness Incurred pursuant to Sections 6.01(b), (g), (h), (j), (k), (l), (m) and (o) may not be refinanced pursuant to this clause, and
(iv)    in case the Indebtedness to be refinanced constitute Pari Passu Obligations and the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, constitute Pari Passu Obligations, the Authorized Representative for the holders of such Indebtedness has executed a joinder to the Collateral Trust Agreement in accordance with Section 3.8 thereof;
(g)    Hedging Agreements of Holdings or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of managing risks associated with the business of Holdings or its Subsidiaries and not for speculation;
(h)    Indebtedness of Holdings or any Restricted Subsidiary with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting other Indebtedness, including letters of credit supporting performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (B) indemnification, adjustment of purchase price, earn-out or similar obligations incurred in connection with the acquisition or disposition of any business or assets;
(i)    Indebtedness of Holdings and any Restricted Subsidiary outstanding on the Closing Date and described on Schedule 6.01(i) (and not otherwise constituting Permitted Debt);
(j)    The guarantee by Holdings or any Restricted Subsidiary of Indebtedness of Holdings or a Restricted Subsidiary of Holdings, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(k)    Indebtedness of Borrower or any Guarantor Incurred on or after the Closing Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the greater of $15,000,000 and 5% of the Loan Collateral (calculated as of the most recent date the value of the Loan Collateral was determined);
(l)    Indebtedness arising from endorsing instruments of deposit and from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case, in the ordinary course of business; provided that such Indebtedness is extinguished within five business days (or such earlier date as may be required pursuant to the 2019 Notes Indenture) of Incurrence;
(m)    Indebtedness of Holdings or any Restricted Subsidiary consisting of the financing of insurance premiums;
(n)    Contribution Indebtedness;
(o)    Indebtedness, which may include Capital Leases, Incurred on or after the Closing Date no later than 180 days after the date of purchase, or completion of construction or improvement of property, for the purpose of financing all or any part of the purchase price or cost of construction or improvement; provided that the principal amount of any Indebtedness Incurred pursuant to this Section 6.01(o) at any one time outstanding may not exceed $10,000,000 less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Indebtedness Incurred pursuant to this clause;
(p)    Indebtedness of a target or any of its Subsidiaries that becomes a Restricted Subsidiary on or after the date hereof; provided that such Indebtedness (i) exists at the time such person becomes a Restricted Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Restricted Subsidiary and (iii) is not directly or indirectly recourse to any of Borrower or the Guarantors or any of their respective assets, other than to the person that becomes a Subsidiary;
(q)    Indebtedness of DBM Global and its Subsidiaries Incurred under the DBM Global Credit Facility, in an aggregate principal amount not to exceed the greater of $70,000,000 and the Borrowing Base;
(r)    Indebtedness of Global Marine and its Subsidiaries in an aggregate amount of Purchase Money Obligations, the proceeds of which are used solely to pay the cash consideration for the acquisition or construction of vessels; provided, however, that the amount of such Indebtedness does not exceed 75% the cost of such acquisition or construction, as the case may be;
(s)    Indebtedness of ANG and its Subsidiaries in an aggregate amount of Purchase Money Obligations, the proceeds of which are used solely to pay the cash consideration for the acquisition or construction of gas distribution facilities and related assets; provided, however, that the amount of such Indebtedness does not exceed 65% the cost of such acquisition or construction, as the case may be;
(t)    Indebtedness of Holdings’ Restricted Subsidiaries (other than DBM Global, Global Marine and ANG) in an aggregate amount for each such Restricted Subsidiary at the time of Incurrence does not, when taken together with any other Indebtedness of such Restricted Subsidiary, exceed 1.0 times such Restricted Subsidiary’s Consolidated EBITDA for the last four quarters for which internal financial statements are available; and

(u)    Indebtedness of Restricted Subsidiaries that are not Borrower or a Subsidiary Guarantor in an aggregate amount outstanding at any time not to exceed the greater of (x) $15,000,000 and (y) 5% of the Loan Collateral (calculated as of the most recent date the value of Loan Collateral was determined).
Notwithstanding any other provision of this Section 6.01, for purposes of determining compliance with this covenant, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that Holdings or a Restricted Subsidiary may Incur under this covenant. For purposes of determining compliance with any U.S. dollar- denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness or the financial measure denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated or based on a financial measure in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (including, for the avoidance of doubt, interest, premium, fees and expenses). The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
In the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, Borrower, in its sole discretion, will classify items of Indebtedness and will only be required to include the amount and type of such Indebtedness in one of such clauses and Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this covenant, and may, at any time after such Incurrence (based on circumstances existing at such time), change the classification of an item of Indebtedness (or any portion thereof) to any other type of Indebtedness described in this covenant at any time. If any Contribution Indebtedness is redesignated as Incurred under any provision other than, the related issuance of Equity Interests may be included in any calculation under Section 6.08(a)(iii)(B).
Neither Borrower nor any Guarantor may Incur any Indebtedness that is subordinated in right of payment to other Indebtedness of Borrower or any Guarantor unless such Indebtedness is also subordinated in right of payment to the Loans or the relevant Guarantee on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or guarantees securing or in favor of some but not all of such Indebtedness.
Section 6.02    Liens. (a) Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.
(b)    For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Capital Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such

Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness provided that such Increased Amount is otherwise permitted to be Incurred. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in subclause (g) of the definition of “Indebtedness.”
Section 6.03    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction with respect to any property or asset unless Holdings or the Restricted Subsidiary would be entitled to:
(a)    Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 6.01 hereof, and
(b)    create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the Loans pursuant to Section 6.02 hereof, in which case, the corresponding Indebtedness and Lien will be deemed Incurred pursuant to those provisions.
Section 6.04    Merger, Consolidation or Sale of Assets of Borrower or Intermediate Holdings. (a) Borrower shall not directly or indirectly: (x) consolidate or merge with or into another Person; (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person; or (z) permit any Person to merge with or into Borrower, unless:
(i)    Borrower is the surviving corporation;
(ii)    immediately after giving effect to the transaction, no Default has occurred and is continuing;
(iii)    immediately after giving effect to the transaction on a pro forma basis, Holdings would be in compliance with Sections 6.10(a) and (b) hereof (calculated as if the date of the transaction was a date on which the covenant in Section 6.10(a) hereof is required to be tested); and
(iv)    Borrower delivers to the Administrative Agent an Officers’ Certificate and an opinion of legal counsel (reasonably acceptable to the Administrative Agent and on which the Administrative Agent may conclusively and exclusively rely), each stating that the consolidation, merger or transfer and the supplemental agreement (if any) comply with this Agreement.
(b)    Intermediate Holdings shall not directly or indirectly: (x) consolidate or merge with or into another Person; (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person; or (z) permit any Person to merge with or into Intermediate Holdings, unless:
(i)    Intermediate Holdings is the surviving corporation;

(ii)    immediately after giving effect to the transaction, no Default has occurred and is continuing;
(iii)    immediately after giving effect to the transaction on a pro forma basis, Holdings would be in compliance with Sections 6.10(a) and (b) hereof (calculated as if the date of the transaction was a date on which the covenant in Section 6.10(a) hereof is required to be tested); and
(iv)    Borrower delivers to the Administrative Agent an Officers’ Certificate and an opinion of legal counsel (reasonably acceptable to the Administrative Agent and on which the Administrative Agent may conclusively and exclusively rely), each stating that the consolidation, merger or transfer and the supplemental agreement (if any) comply with this Agreement.
(c)    Neither Intermediate Holdings nor Borrower shall lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
Section 6.05    Merger, Consolidation or Sale of Assets of Holdings. (a) Holdings shall not directly or indirectly: (x) consolidate or merge with or into another Person; (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person; or (z) permit any Person to merge with or into Holdings, unless:
(i)    either:
(A)    Holdings is the surviving corporation; or
(B)    the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental agreement all of the obligations of Holdings under this Agreement and the Loan Documents;
(ii)    immediately after giving effect to the transaction, no Default has occurred and is continuing;
(iii)    immediately after giving effect to the transaction on a pro forma basis, Holdings or the resulting surviving or transferee Person would be in compliance with Sections 6.10(a) and (b) hereof (calculated as if the date of the transaction was a date on which the covenant in Section 6.10(a) hereof is required to be tested); and
(iv)    Holdings delivers to the Administrative Agent an Officers’ Certificate and an opinion of legal counsel (reasonably acceptable to the Administrative Agent and on which the Administrative Agent may conclusively and exclusively rely), each stating that the consolidation, merger or transfer and the supplemental agreement (if any) comply with this Agreement; provided, that clauses (ii) and (iii) do not apply (x) to the consolidation or merger of Holdings with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into Holdings or (y) if, in the good faith determination of the Board of Directors, whose determination is evidenced by a resolution of the Board of Directors, the sole purpose of the transaction is to change the jurisdiction of incorporation of Holdings.
(b)    Holdings shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
(c)    The foregoing clauses (a) and (b) shall not apply to (i) any transfer of assets among Holdings and Borrower or a Subsidiary Guarantor, (ii) any transfer of assets among Subsidiary Guarantors or (iii) any transfer of assets by a Subsidiary that is not a Loan Party to (x) another Subsidiary that is not a Loan Party or (y) Borrower or any Guarantor.
(d)    Upon the consummation of any transaction effected in accordance with these provisions, if Holdings is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Holdings under this Agreement and the Loan Documents with the same effect as if such successor Person had been named as Holdings in this Agreement. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, Holdings will be released from its obligations under this Agreement and the Loan Documents.
(e)    Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Holdings in a transaction that is subject to, and that complies with the provisions of, Section 6.05 hereof, the successor Person formed by such consolidation or into or with which Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to “Holdings” shall refer instead to the successor Person and not to Holdings), and may exercise every right and power of Holdings under this Agreement with the same effect as if such successor Person had been named as Holdings herein; provided, however, that the predecessor Holdings shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Loans except in the case of a sale of all of Holdings’ assets in a transaction that is subject to, and that complies with the provisions of, Section 6.05 hereof.
Section 6.06    Asset Sales. (a) Make any Asset Sale unless the following conditions are met:
(i)    The Asset Sale is for fair market value, as determined by Holdings or the applicable Restricted Subsidiary, which determination, if in excess of $7,500,000, shall be set forth in an Officers’ Certificate executed on behalf of Holdings or such Restricted Subsidiary by the Chief Financial Officer or the Chief Operating Officer of Holdings or such Restricted Subsidiary, as the case may be.
(ii)    At least 75% of the consideration consists of Cash Equivalents received at closing or Replacement Assets (provided that if the assets subject to such Asset Sale were Collateral immediately prior to such Asset Sale, then such Replacement Assets or Equity Interests of any direct Subsidiary that directly or indirectly owns such Replacement Assets are pledged as Collateral pursuant to the Security Documents). For purposes of this Section 6.06(a)(ii), each of the following shall be deemed to be Cash Equivalents:
(A)    the assumption by the purchaser, or cancellation, of Indebtedness or other obligations (other than Subordinated Indebtedness) of Holdings or a Restricted Subsidiary pursuant to a customary novation agreement or acknowledgment of such cancellation; provided that such cancellation permanently retires such Indebtedness (and in the case of a revolving credit facility, permanently reduces the commitment thereunder by such amount),
(B)    instruments or securities received from the purchaser that are promptly, but in any event within 120 days of the closing, converted by Holdings to Cash Equivalents, to the extent of the Cash Equivalents actually so received, and

(C)    any Designated Non-cash Consideration received by Holdings or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $10,000,000 and 3.5% of the Loan Collateral (calculated as of the most recent date the value of the Loan Collateral was determined) at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) (provided that if the assets subject to such Asset Sale were Collateral immediately prior to such Asset Sale, then such Designated Non-cash Consideration are pledged as Collateral pursuant to the Security Documents).
(b)    Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used (a) to permanently repay, reduce, prepay or redeem Indebtedness of a Subsidiary that is not Borrower or a Subsidiary Guarantor, other than Indebtedness owed to Holdings or another Subsidiary, (b) to acquire all or substantially all of the assets of an operating business, a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in an operating business or to make other Investments in Persons other than Permitted Holders in the ordinary course of business (collectively, “Replacement Assets”) or (c) by a Restricted Subsidiary to purchase an operating business, to make capital expenditures or otherwise acquire long-term assets that are to be used in an operating business (which assets or Voting Stock shall be pledged as Collateral if the assets subject to such Asset Sale were Collateral immediately prior to such Asset Sale); provided that in the case of clause (b) or (c) above, a binding commitment shall be treated as a permitted application of Net Cash Proceeds from the date of such commitment so long as Holdings or other such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment.
(c)    The Net Cash Proceeds of an Asset Sale not applied within the time periods set forth in and pursuant to Section 6.06(b) shall constitute “Excess Proceeds”. Until the aggregate amount of Excess Proceeds exceeds $20,000,000, all or any portion of such Excess Proceeds may be used or invested in the manner described in Section 6.06(b) and such invested amount shall no longer be considered Excess Proceeds.
Section 6.07    [Reserved].
Section 6.08    Restricted Payments. (a) Directly or indirectly: (i) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Holdings’ Qualified Capital Stock) held by Persons other than Holdings or any of its Subsidiaries; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings held by Persons other than Holdings or any of its Subsidiaries; (iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Indebtedness of Borrower or any Guarantor except a payment of interest or principal at Stated Maturity or (iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, constituting a Restricted Investment and at the time of and after giving effect to such Restricted Investment:
(i)    no Default has occurred and is continuing;
(ii)    the Collateral Coverage Ratio calculated on a Pro Forma Basis, tested as of the date of such Restricted Payment, would be no less than 2.00 to 1.00; and

(iii)    the aggregate amount expended for all Restricted Investments, made on or after the Closing Date would not, subject to Section 6.08(c), exceed the sum of (without duplication):
(A)    50% of the aggregate amount of Holdings’ Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning with the first fiscal quarter commencing after November 20, 2014 and ending on the last day of Holdings’ most recently completed fiscal quarter for which internal financial statements are available; plus
(B)    subject to Section 6.08(c), the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings (other than from a Subsidiary) after November 20, 2014 (i) from the issuance and sale of its Qualified Capital Stock, including by way of issuance of its Disqualified Capital Stock or Indebtedness to the extent since converted into Qualified Capital Stock of Holdings or (ii) as a contribution to its common equity (other than Equity Interests sold to a Subsidiary and other than contributions to its common equity made for the purpose of compliance with Sections 6.10(a) and (b) hereof); plus
(C)    $5,000,000.
The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined by Holdings in good faith or, if such fair market value may exceed $7,500,000, by the Board of Directors of Holdings.
(b)    The provisions of Section 6.08(a) will not prohibit:
(i)    the payment of any dividend, distribution or consummation of a redemption within 60 days after the date of declaration thereof or the giving of the notice of redemption, as applicable, if, at the date of declaration or notice, such payment would comply with paragraph (a);
(ii)    dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable than pro rata to Holdings, to all holders of any class of Capital Stock of such Person;
(iii)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the proceeds of, or in exchange for, Permitted Refinancing Debt;
(iv)    the purchase, redemption or other acquisition or retirement for value of Equity Interests (including the Convertible Preferred Stock) of Holdings or any direct or indirect parent in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of, Qualified Capital Stock of Holdings or (ii) a contribution to the common equity capital of Holdings;
(v)    the making of any Restricted Payment in exchange for, or out of the proceeds of, (i) an issuance (occurring within 60 days of such Restricted Payment) of Qualified Capital Stock of Holdings or (ii) a contribution to the common equity capital of Holdings;
(vi)    the purchase, redemption or other acquisition or retirement for value of Equity Interests of Holdings or any of its Restricted Subsidiaries held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates of Holdings or such Restricted Subsidiary), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor does not exceed an aggregate amount equal to $5,000,000;
(vii)    the repurchase of any Subordinated Indebtedness at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than the corresponding provisions contained in Section 4.16 of the 2019 Notes Indenture or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than Section 2.10(c); provided that, in each case, prior to the repurchase Borrower has made all payments required pursuant to Section 2.10;
(viii)    Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $1,000,000;
(ix)    (a) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments by Holdings or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of Holdings or any Restricted Subsidiary in an aggregate amount under this clause (b) not to exceed $1,000,000;
(x)    payment of dividends or distributions on Disqualified Capital Stock of Borrower or any Guarantor and payment of any redemption price or liquidation value of any Disqualified Capital Stock when due in accordance with its terms, in each case, to the extent that such Disqualified Capital Stock was permitted to be Incurred in accordance with the provisions of this Agreement;
(xi)    the payment of dividends on Qualified Capital Stock of up to 8.0% per annum of the greater of the gross proceeds received by Holdings from any offering or sale of such Qualified Capital Stock after the Closing Date or the accreted value of such Equity Interests (provided that the aggregate amount of dividends paid on such Qualified Capital Stock shall not exceed the proceeds therefrom received by Holdings after the Closing Date); and
(xii)    dividends made by Holdings in accordance with the Convertible Preferred Stock Documents in effect on the Closing Date; provided that dividends payable in cash pursuant to this clause (xii) may only be paid with respect to Convertible Preferred Stock outstanding as of the Closing Date; provided, further, that if such Convertible Preferred Stock Documents are amended or supplemented any such dividend shall be permitted pursuant to this clause (xii) so long as any such amendments or supplements does not increase such dividends payable pursuant to the Convertible Preferred Stock Documents;
provided that, in the case of clauses (vi), (vii), (x), (xi) and (xii) of this Section 6.08(b), no Default has occurred and is continuing or would occur as a result thereof.
(c)    Proceeds of the issuance of Qualified Capital Stock will be included under Section 6.08(a)(iii) only to the extent they are not applied as described in Section 6.08(b)(iv) or (b)(v). Restricted Payments permitted pursuant to Section 6.08(b)(ii) through (b)(ix) and (b)(xi) will not be included in making the calculations under Section 6.08(a)(iii).
(d)    For purposes of determining compliance with this Section 6.08, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 6.08(b)(i) through (b)(xii), or is entitled to be incurred pursuant to Section 6.08(a), Borrower will be entitled to divide, classify or re-classify (based on circumstances existing at the time of such re-classification) such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such Section or Sections of this covenant.
Section 6.09    Transactions with Affiliates. (a) Directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Holdings or any Restricted Subsidiary (a “Related Party Transaction”), involving payments or consideration in excess of $2,500,000 except upon fair and reasonable terms that taken as a whole are no less favorable to Holdings or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Holdings.
(b)    Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $7,500,000 must first be approved by a majority of the relevant Board of Directors who are disinterested in the subject matter of the transaction pursuant to a resolution delivered to the Administrative Agent. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $20,000,000, Borrower must in addition obtain and deliver to the Administrative Agent a favorable written opinion from a nationally recognized investment banking, appraisal, or accounting firm as to the fairness of the transaction to Holdings and its Restricted Subsidiary from a financial point of view.
(c)    Section 6.09(a) and Section 6.09(b) do not apply to:
(i)    any transaction between Holdings and any of its Restricted Subsidiaries or between Restricted Subsidiaries of Holdings;
(ii)    the payment by Holdings or one of its Restricted Subsidiaries of reasonable and customary regular fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of Holdings or any Restricted Subsidiary who are not employees of Holdings or such Restricted Subsidiary;
(iii)    any Restricted Payments permitted by Section 6.08 hereof;
(iv)    transactions or payments, including the award of securities, pursuant to any employee, officer or director compensation or benefit plans or arrangements by Holdings or a Restricted Subsidiary entered into in the ordinary course of business, or approved by the Board of Directors of Holdings or the applicable Restricted Subsidiary;
(v)    transactions pursuant to any contract or agreement in effect on the Closing Date, as amended, modified or replaced from time to time so long as the terms of the amended, modified or new agreements, taken as a whole, are no less favorable to Holdings and any applicable Restricted Subsidiary than those in effect on the date of this Agreement;
(vi)    the entering into of a customary agreement providing registration rights to the direct or indirect stockholders of Holdings or any Restricted Subsidiary and the performance of such agreements;
(vii)    the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings or a Restricted Subsidiary to any Person or any transaction with an Affiliate where the only consideration paid by Holdings or any Restricted Subsidiary is Equity Interests (other than Disqualified Capital Stock) of Holdings or such Restricted Subsidiary or any contribution to the capital of Holdings or a Restricted Subsidiary;

(viii)    the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith for the sole purpose of improving the tax efficiency of Holdings and its Restricted Subsidiaries;
(ix)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, (B) transactions with joint ventures entered into in ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice or approved by a majority of the Board of Directors of Holdings or the applicable Restricted Subsidiary (in each case, including a majority of the disinterested directors) in good faith;
(x)    transactions permitted by, and complying with, the provisions of Section 6.04 and Section 6.05 hereof, or any merger, consolidation or reorganization of Holdings or a Restricted Subsidiary with an Affiliate, solely for the purposes of reincorporating Holdings or such Restricted Subsidiary in a new jurisdiction;
(xi)    (a) transactions between Holdings or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Holdings or the Restricted Subsidiary; provided that such director abstains from voting as a director of Holdings or the Restricted Subsidiary on any matter involving such other Person or (b) transactions entered into with any of Holdings’ or its Restricted Subsidiaries or Affiliates for shared services, facilities and/or employee arrangements entered into on commercially reasonable terms (as determined in good faith by Holdings or the applicable Restricted Subsidiary);
(xii)    payments by Holdings or any Restricted Subsidiary to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the members of the Board of Directors of Holdings or the applicable Restricted Subsidiary (in each case, including a majority of the disinterested directors) in good faith;
(xiii)    any transaction pursuant to which any Affiliate provides Holdings and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services, which transaction is approved by a majority of the members of the Board of Directors of Holdings or the applicable Restricted Subsidiary (in each case, including a majority of the disinterested directors) in good faith;
(xiv)    the entering into of customary investment management contracts between an Affiliate and any Restricted Subsidiary of Holdings that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by such Affiliate), which investment management contacts are entered into on commercially reasonable terms and approved by a majority of the members of the Board of Directors of Holdings or the applicable Restricted Subsidiary (in each case, including a majority of the disinterested directors) in good faith; and
(xv)    transactions in which Holdings or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) above.
Section 6.10    Financial Covenants.
(a)    Minimum Collateral Coverage Ratio. Holdings will not permit the Collateral Coverage Ratio calculated on a Pro Forma Basis as of the last day of each fiscal quarter of Holdings beginning with the fiscal quarter ending December 31, 2017 to be less than 1.25 to 1.00.
(b)    Minimum Liquidity. Holdings will not permit the aggregate amount of all unrestricted cash and Cash Equivalents of Borrower and the Guarantors to be less than Borrower’s and Holdings’ obligations to pay interest on the Loans and all other Indebtedness (including mandatory cash dividends under the Convertible Preferred Stock or any other mandatory cash pay Preferred Stock but excluding any obligation to pay interest on Convertible Preferred Stock or any other mandatory cash pay Preferred Stock which, in each case, may be paid by accretion or in-kind in accordance with its terms) of Borrower and the Guarantors for the next twelve months; provided, however, that Holdings will not permit, for so long as the Collateral Coverage Ratio calculated on a Pro Forma Basis as of the last day of the immediately prior fiscal quarter of Holdings is at least 2.00 to 1.00, the aggregate amount of all unrestricted cash and Cash Equivalents of Borrower and the Guarantors to be less than Borrower’s and Holdings’ obligations to pay interest on the Loans and all other Indebtedness (including mandatory cash dividends under the Convertible Preferred Stock or any other mandatory cash pay Preferred Stock but excluding any obligation to pay interest on Convertible Preferred Stock or any other mandatory cash pay Preferred Stock which, in each case, may be paid by accretion or in-kind in accordance with its terms) of Borrower and the Guarantors for the next six months. In the case any such Indebtedness bears interest at a floating rate, Holdings may assume that the reference interest rate in effect on the applicable date of determination will be in effect for the remainder of such period.
Section 6.11    Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.. Directly or indirectly:
(a)    [reserved];
(b)    amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any Material Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or
(c)    terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Pledge and Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.
Section 6.12    Limitation on Certain Restrictions on Subsidiaries. (a) Except as provided in Section 6.12(b), create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(i)    pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by Holdings or any other Restricted Subsidiaries;

(ii)    pay any Indebtedness or other obligation owed to Holdings or any other Restricted Subsidiary;
(iii)    make loans or advances to Holdings or any of its Restricted Subsidiaries; or
(iv)    transfer any of its property or assets to Holdings or any other Restricted Subsidiary.
(b)    The restrictions in Section 6.12(a) hereof will not apply to any encumbrances or restrictions:
(i)    existing on the Closing Date in this Agreement or any other agreements in effect on the Closing Date (provided that, with respect to such existing restrictions on (i) Global Marine Holdings LLC, (ii) PTGI-ICS International Carrier Services, Inc., (iii) Arbinet-thexchange Ltd., (iv) Continental Insurance Group Ltd., (v) DBM Global and (vi) their respective Restricted Subsidiaries, solely to the extent described on Schedule 6.12(b)), and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(ii)    existing under or by reason of applicable law, rule, regulation or order;
(iii)    existing with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by Holdings or any Subsidiary, which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person (other than Subsidiaries of such Person) and any extensions, renewals, replacements, or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(iv)    of the type described in Section 6.12(a)(iv) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right (including any asset sale or stock sale agreement) with respect to any property or assets of, Holdings or any Subsidiary;
(v)    with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Subsidiary that is not prohibited by Section 6.06 hereof;
(vi)    existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;
(vii)    consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;
(viii)    existing pursuant to Purchase Money Obligations and Capital Lease Obligations for property acquired in the ordinary course of business;

(ix)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which Holdings or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of Holdings or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Subsidiary or the assets or property of any other Subsidiary;
(x)    pursuant to agreements governing other Indebtedness not prohibited to be incurred under Section 6.01 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein do not materially adversely affect the ability of Borrower to make interest, principal and other payments and mandatory prepayments on (or with respect to) the Loans or Holdings to make payments in respect of it Guarantees thereof;
(xi)    with respect to Section 6.12(a)(iv), customary encumbrances, restrictions or conditions with respect to the leasing of vessels similar to those contained in the credit documents evidencing Indebtedness permitted under Section 6.01(r) and Section 6.01(t); and
(xii)    in connection, and substantially simultaneously, with the consummation of the Completion Date (as defined in the Fugro Acquisition Agreement), and solely if required pursuant to the terms of the final Furgo Acquisition Agreement (including all amendments, supplements or other modifications thereto after Closing Date), Global Marine Holdings LLC or Global Marine Systems Limited may amend its limited liability company agreement to include the restrictions and conditions described in Section 3.1(j)(v) of Schedule 10 to the Fugro Acquisition Agreement (the “GMSL Restrictions”), and such GMSL Restrictions may continue to exist; provided that at the time of effectiveness of such amendment and at any time the GMSL Restrictions are in existence, (x) the “Leverage Ratio” (as defined in Schedule 10 to the Fugro Acquisition Agreement) shall not exceed 3.75:1.00 and (y) the Projections” (as defined in Schedule 10 to the Fugro Acquisition Agreement) with respect to the immediately succeeding four fiscal quarters show that the “Leverage Ratio” (as defined in Schedule 10 to the Fugro Acquisition Agreement), as of the last day of such period, will not exceed 3.75:1.00.
(c)    For purposes of determining compliance with this Section 6.12, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other Preferred Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to Holdings or any Subsidiary to other Indebtedness Incurred by Holdings or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 6.13    [Reserved](i)    .
Section 6.14    [Reserved].
Section 6.15    [Reserved].
Section 6.16    Fiscal Periods. Change its fiscal year-end and fiscal quarter-ends to dates other than December 31 and March 31, June 30, September 30, respectively.
Section 6.17    Se[Reserved].
Section 6.18    Anti-Terrorism Law; Anti-Money Laundering and Sanctions. (a) Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21(b), (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).
(b)    Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.
(c)    Cause or permit any of the funds of such Loan Party to be used in a manner that would violate applicable Sanctions or to engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate any applicable Sanctions.
(d)    Cause or permit any of the funds of such Loan Party to be used in a manner, directly or indirectly, that would violate applicable Anti-Corruption Laws.
Section 6.20    Restricted Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Restricted Person” or “Restricted Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Sanctions, or the Loans or other Credit Extensions made by the Lenders would be in violation of Sanctions, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Restricted Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Sanctions or the Credit Extensions are in violation of applicable Sanctions.
Section 6.20    UK Pensions. No Company shall, except for the UK DB Plans, be or become at any time (i) the employer of a UK defined benefit pension plan or (ii) associated or connected with such an employer for the purposes of Section 43 of the Pensions Act 2004.
ARTICLE VII
GUARANTEE
Section 7.01    The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, and premium and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section 7.02    Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guarantee of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)    any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or
(v)    the release of any other Guarantor pursuant to Section 7.09.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 7.03    Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
Section 7.04    Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to clause (8) of the definition of Permitted Investments shall be subordinated to such Loan Party’s Secured Obligations on terms consistent with the subordination provisions set forth in the intercompany note.
Section 7.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
Section 7.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 7.07    Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.
Section 7.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 7.09    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Subsidiary Guarantor other than Intermediate Holdings are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Trustee pursuant to the Security Documents shall be released, and, so long as Holdings and Borrower, as applicable, shall have previously provided the Collateral Trustee and the Administrative Agent such certifications or documents the Collateral Trustee and/or the Administrative Agent as shall reasonably request, the Administrative Agent and the Collateral Trustee, as applicable, shall take, and the Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Trustee, as applicable, to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.
Section 7.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01    Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):
(a)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
(b)    default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five days;
(c)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03(a) (with respect to Borrower, Holdings, Intermediate Holdings or any Significant Subsidiary), 5.08 or 5.11 or in Article VI (other than Section 6.10(b) to the extent described in clause (e) below);
(e)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 15 Business Days (or (x) not more than three times prior to the Maturity Date, five Business Days in the case of Section 6.10(b), (y) three Business Days in the case of the Fee Letter (other than Section 2 of the Fee Letter) and (z) five Business Day in the case of Section 2 of the Fee Letter) after the occurrence thereof;
(f)    any Company, Borrower or any Significant Subsidiary of Holdings shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor and such Indebtedness has been accelerated or otherwise become due; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $25,000,000 at any one time;
(g)    an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, Holdings, Intermediate Holdings or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary or of a substantial part of the property of any such Person, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for Borrower, Holdings, Intermediate Holdings or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary or for a substantial part of the property of any such Person, or (iii) the winding-up or liquidation of Borrower, Holdings, Intermediate Holdings or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;
(h)    Borrower, Holdings, Intermediate Holdings or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for Borrower, Holdings, Intermediate Holdings or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant

Subsidiary or for a substantial part of the property of any such Person, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more Orders for the payment of money in an aggregate amount in excess of $25,000,000 (that are not covered by insurance of Holdings from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against Borrower, Holdings, Intermediate Holdings or any of Holdings’ Significant Subsidiaries and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any such Person to enforce any such Order;
(j)    (i) except as set forth on Schedule 8.01(j), the occurrence of one or more ERISA Events or noncompliance with respect to Foreign Plans, (ii) the issuance by the Pensions Regulator of a Contribution Notice or Financial Support Direction to any Company or (iii) any Person takes any action to wind-up a UK DB Plan that, in each case in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to UK DB Plans and other Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(k)    any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Trustee, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Trustee, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Trustee shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Collateral purported to be covered by the Security Documents that has a fair market value, individually or in the aggregate, of less than $25,000,000;
(l)    (i) any Guarantee of Holdings, Intermediate Holdings or a Significant Subsidiary ceases to be in full force and effect, other than in accordance the terms of this Agreement, or Holdings, Intermediate Holdings or a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee or (ii) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or
(m)    there shall have occurred a Change in Control;
(n)    [reserved]; or

(o)    any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction;
then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.
In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Trustee or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Trustee at such sale.
Section 8.02    SRescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled, but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03    Application of Proceeds. The proceeds received by the Collateral Trustee in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Trustee of its remedies that are (or are required to be) delivered to the Administrative Agent or the Secured Parties in accordance with the terms of the Collateral Trust Agreement shall be applied, in full or in part, together with any other sums then held by the Collateral Trustee pursuant to this Agreement or any other Loan Document, promptly by the Collateral Trustee in accordance with the Collateral Trust Agreement as follows:
(a)    First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(b)    Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of the Credit Facility (other than principal) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));
(d)    Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations in respect of the Credit Facility;
(e)    [Reserved];
(f)    Fifth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and
(g)    Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (g) above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE
Section 9.01    Appointment. (a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Trustee as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent and the Collateral Trustee, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents and the Collateral Trustee are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent and the Collateral Trustee shall act solely as an agent of the Lenders (and, with respect to the Collateral Trustee, the Administrative Agent) and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower, Holdings, Intermediate Holdings or any of Holdings’ Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Each Lender irrevocably appoints each other Lender and the Collateral Trustee as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Trustee) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Trustee thereof, and, promptly following the Collateral Trustee’s request therefor, shall deliver such Collateral to the Collateral Trustee or otherwise deal with such Collateral in accordance with the Collateral Trustee ’s instructions.
Section 9.02    Agent in Its Individual Capacity. Each person serving as an Agent or Collateral Trustee hereunder or under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or the Collateral Trustee, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may (but has no obligation to) from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list of Disqualified Lenders or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Lenders and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall have the right, and Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lender provided by Borrower on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the list of Disqualified Lenders to each Lender requesting the same.
Section 9.04    Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.
Section 9.05    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 9.06    Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.
Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
Section 9.07    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, Collateral Trustee or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed any confidential information memorandum or similar document and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Section 9.08    Name Agents. The parties hereto acknowledge that the Arranger, the Book Manager, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 9.09    Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.
Section 9.10    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
Section 9.11    Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower, Holdings and their respective Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower, Holdings and their respective Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.
Section 9.12    Security Documents and Guarantee.
(a)    Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Trustee, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Loan Documents. Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Trustee, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release any Guarantor from the Guarantee pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.
(b)    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, the Collateral Trustee and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Trustee, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Trustee or the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Trustee and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee at such sale or other disposition.
(c)    Release of Collateral and Guarantees, Termination of Loan Documents.
(1)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Trustee shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(2)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent and Collateral Trustee shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral to the extent securing the Obligations, and to release all Guarantees provided for in any Loan Document, whether or not on the date of such release there may be outstanding any such contingent indemnification obligations or expense reimbursement claims. Any such release of Guarantees shall be deemed subject to the provision that such Guarantees shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(d)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 9.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 11.03) allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X
[RESERVED]

ARTICLE XI
MISCELLANEOUS
Section 11.01    Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to any Loan Party, to Borrower at HC2 Broadcasting Holdings Inc., 450 Park Avenue, 31st Floor, New York, New York 10022, Attention: Joseph A. Ferraro, Chief Legal Officer, E-mail: jeferraro@hc2.com;
(ii)    if to the Administrative Agent, to it at: Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention: Account Manager – HC2 Broadcasting Holdings, Facsimile No.: (212) 284-3444, E-mail: JFIN.ADMIN@jefferies.com;
(iii)    if to the Collateral Trustee, as required pursuant to the terms of the Collateral Trust Agreement;
(iv)    if to a Lender, to it at its address (or facsimile number) set forth on Annex III or in the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender shall have become a party hereto; and
Notices and other communications to the Lenders hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b)    Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent and/or the Collateral Trustee pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
(c)    To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.
(d)    Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(f)    Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(g)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, Holdings, Intermediate Holdings, their respective Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
Section 11.02    Waivers; Amendment. (a) No failure or delay by any Agent, the Collateral Trustee or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Collateral Trustee and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, the Collateral Trustee or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    Subject to Section 2.16(c) and Section 11.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Trustee (in the case of any Security Document to which it is a party) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:
(i)    increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification,

termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));
(ii)    reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));
(iii)    postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), without the written consent of each Lender directly affected thereby;
(iv)    change Section 2.14(b) or (c) or Section 9.02 or any other provision of any Loan Document in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;
(v)    change any provision of this Section 11.02, change the percentages set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;
(vi)    release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;
(vii)    except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;
(viii)    change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender; or
(ix)    subordinate the Obligations under the Loan Documents to any other Indebtedness;
provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, as the case may be and (2) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facility provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.
(c)    Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Trustee may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.
Section 11.03    Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:
(i)    all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger and the Administrative Agent in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions, and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented fees and out-of-pocket disbursements of one Advisor to the Administrative Agent and the Arranger, collectively, and filing and recording reasonable and documented out-of-pocket fees and expenses, with statements with respect to the foregoing to be submitted to the Loan Parties prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the applicable Agent shall deem appropriate);
(ii)    all reasonable and documented fees and out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Trustee, including the reasonable and documented fees and out-of-pocket disbursements of one Advisor for the Administrative Agent and one Advisor for the Collateral Trustee, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Trustee is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Trustee to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); and
(iii)    all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Trustee, any other Agent or any Lender, including the reasonable and documented fees, charges and documented out-of-pocket disbursements of Advisors for any of the foregoing (limited to, in the case of the Lenders, documented fees and out-of-pocket disbursements of one Advisor for the Lenders), incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations.
(b)    The Loan Parties agree, jointly and severally, to indemnify the Agents, the Collateral Trustee and each Lender and each of their respective Related Persons (each such person being called an

“Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable and documented fees and out-of-pocket disbursement of one Advisor of the Lenders and one Advisor of each Agent and Collateral Trustee (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any Environmental Liability or any non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently owned, leased, or operated by any Company, (v) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facility) or (vi) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.
(d)    The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(e)    To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under Sections 11.03(a) or (b) in accordance with Section 9.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this Section 11.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.
(f)    To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.
(g)    All amounts due under this Section 11.03 shall be payable not later than 10 days after written demand therefor.
Section 11.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 11.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.
(b)    Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof except as provided in Section 11.04(j) below or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(i)    except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption or an Affiliated Lender Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (it being understood that each such delivery shall be deemed a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender that is readily identifiable on the basis of its name (so long as the list of Disqualified Lenders has been made available to all Lenders), together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of an assignment by any Lender to an Approved Fund of such Lender;
(iv)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(v)    the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi)    Borrower must give its prior written consent to any assignment to a Disqualified Lender so long as a list of Disqualified Lenders has been made available to all Lenders by Borrower; and
Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).
(c)    The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Trustee (with respect to exercise of remedies and enforcement matters only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(b). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).
(e)    Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or any other person to sell participations to any person (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by Borrower)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Trustee and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Subject to Section 11.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).
(f)    A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(f) as though it were a Lender.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
(i)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(j)    Certain Permitted Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 11.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase Loans on the following basis:
(i)    Borrower may repurchase all or any portion of the Loans (but not Commitments) of one or more Lenders pursuant to an Assignment Agreement between Borrower and such Lender or Lenders; provided that, with respect to such repurchases, Borrower shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Borrower and such Lender with respect to such repurchase to Administrative Agent;
(ii)    Borrower shall conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans (such Loans, the “Offer Loans”) (but not Commitments) of Lenders, provided that, (A) Borrower delivers a notice of the Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $250,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two

Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 11.04(j) and are reasonably acceptable to Borrower and any applicable auction manager, that a Lender must follow in order to have its Offer Loans repurchased;
(iii)    With respect to all repurchases made by Borrower pursuant to this Section 11.04(j), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Loans to the date of repurchase of such Loans, (B) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any material non-public information regarding Borrower, Holdings, Intermediate Holdings, their respective Subsidiaries, or their respective assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person, and (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 2.10(a); and
(iv)    Following repurchase by Borrower pursuant to this Section 11.04(j), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans repurchased and cancelled pursuant to this Section 11.04(j), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by Borrower in connection with a repurchase permitted by this Section 11.04(j) shall not be subject to the provisions of either Section 2.13 or Section 2.14(c). Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 11.04(j) shall not constitute an Event of Default under Section 8.1(a).
Notwithstanding anything to the contrary contained in this Section 11.04 or any other provision of this Agreement, Affiliated Lenders, may repurchase outstanding Loans on the following basis:
(i)    No Affiliated Lender (other than an Affiliated Debt Fund) shall have the right to purchase any Loan if, after giving effect to such purchase, Affiliated Lenders (other than Affiliated Debt Funds) in the aggregate would own Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Loans then outstanding;
(ii)    No Affiliated Lender (other than an Affiliated Debt Fund) shall have any right, (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (C) to otherwise vote on any matter related to this Agreement or any other Loan Document, (D) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (E) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, provided, that (x) no amendment, modification or waiver shall deprive such Affiliated Lender, in its capacity as

Lender, of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (y) with respect to any amendment, modification, waiver, consent or other action described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 11.02(b) that adversely affects such Affiliated Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, such Affiliated Lender shall be deemed to have voted its interest as a lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; and
(iii)    each applicable assignee (other than an Affiliated Debt Fund) shall represent to the Lender assigning such Loans, as of the effective date of any assignment that it is not in possession of any material non-public information regarding Borrower, Holdings, Intermediate Holdings, their respective Subsidiaries, or their respective assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person.
Section 11.05    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article IX and Sections 2.12 to 2.15, 9.06, 11.03 and 11.08 to 11.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 11.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 11.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 11.08    Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 11.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
Section 11.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.
Section 11.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 11.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement or to the Collateral Trustee, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, Intermediate Holdings, Borrower and their obligations, or (iii) any actual or prospective investor in an SPC, (g) with the consent of Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or any Restricted Subsidiary. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this

Agreement and the other Loan Documents. For the purposes of this Section 11.12, “Information” shall mean all information received from Borrower or Holdings relating to Holdings or any of its Holdings’ Restricted Subsidiaries or Holdings’ business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Holdings or becomes so available other than as a result of a breach of this Section 11.12. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
Section 11.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 11.14    Assignment and Assumption. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.
Section 11.15    Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(d)    any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;
(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16    Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as an obligor under the Loan Documents or a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).
(b)    Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
Section 11.17    USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
Section 11.18    Lien Sharing and Priority. Each Lender party to this Agreement, and the Administrative Agent on behalf of the Lenders, hereby agree that:
(a)    all Pari Passu Obligations under the Collateral Trust Agreement will be and are secured equally and ratably at any time by the Liens created pursuant to the Pledge and Security Agreement and the related Security Documents, whether or not upon property otherwise constituting collateral for such obligations and that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of such Indebtedness, equally and ratably;
(b)    the Administrative Agent and each of the Lenders are bound by the provisions of the Collateral Trust Agreement including, without limitation, the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens; and
(c)    the Administrative Agent and each of the Lenders consent to and direct the Collateral Trustee to perform the Collateral Trustee’s obligations under the Collateral Trust Agreement and the other Security Documents.
Section 11.20    First Lien Debt (a). Borrower, the Guarantors, the Administrative Agent and the Lenders hereby provide that this Agreement and the other Loan Documents (and the Obligations hereunder and thereunder) shall constitute Pari Passu Documents, Pari Passu Debt and Pari Passu Obligations for purposes of (and as defined in) the Collateral Trust Agreement.
Section 11.20    Stay, Extension and Usury Laws. Borrower and each of the Guarantors agrees (to the extent that it may lawfully so covenant) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, not or at any time hereafter in force, that may affect the covenants or the performance of this Agreement and Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 11.21    Acknowledgment and Consent to Bain-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.
HC2 BROADCASTING HOLDINGS INC.,
    as Borrower

By	/s/ Michael J. Sena
Name:
Title:

HC2 HOLDINGS, INC.,
    as Holdings

By	/s/ Michael J. Sena
Name:
Title:

HC2 HOLDINGS 2, INC.,
as Intermediate Holdings

By	/s/ Michael J. Sena
Name:
Title:

ARBINET CORPORATION,
    as a Subsidiary Guarantor

By	/s/ Michael J. Sena
Name:
Title:

HC2 INTERNATIONAL HOLDING, INC.,
as a Subsidiary Guarantor

By	/s/ Michael J. Sena
Name:
Title:

HC2 BROADCASTING HOLDINGS BRIDGE LOAN CREDIT AGREEMENT (2017) - SIGNATURE PAGE

JEFFERIES FINANCE LLC, as Arranger, Book Manager, Documentation Agent and Syndication Agent

By	/s/ John Koehler
Name: John Koehler
Title: Senior Vice President
JEFFERIES FINANCE LLC, as Administrative Agent

By	/s/ John Koehler
Name: John Koehler
Title: Senior Vice President
JEFFERIES FINANCE LLC,
as a Lender

By	/s/ John Koehler
Name: John Koehler
Title: Senior Vice President

HC2 BROADCASTING HOLDINGS BRIDGE LOAN CREDIT AGREEMENT (2017) - SIGNATURE PAGE

Annex I
Initial Lenders and Commitments
Initial Interim Term Loan Commitment

Lender	Term Commitments	Applicable Percentage
Jefferies Finance LLC	$45,000,000	100%
Total	$45,000,000	100%
Delayed Draw Interim Term Loan Commitment

Lender	Term Commitments	Applicable Percentage
Jefferies Finance LLC	$30,000,000	100%
Total	$30,000,000	100%

SCHEDULE 1.01(A)

[RESERVED]

Schedule 1.01(b)

Mortgaged Property

None

Schedule 1.01(c)

Subsidiary Guarantors

Arbinet Corporation
HC2 Holdings 2, Inc.
HC2 International Holding, Inc.

Schedule 1.01(d)

Pledgors

Ultimate Parent:
HC2 Holdings, Inc.

Borrower:
HC2 Broadcasting Holdings Inc.

Guarantors:
Arbinet Corporation
HC2 Holdings 2, Inc.
HC2 International Holding, Inc.

Schedule 3.05(b)

Schedule 3.05(b)

Real Property

Company	Location Address	Owned or Leased	Landlord/Owner if Leased	Is Landlord Consent Required for this Transaction
HC2 Holdings, Inc.	Suite 2810, 624 South Grand Ave Los Angeles, CA 900017	Leased	Hines Reit One Wilshire LP	To the Company’s knowledge, none
HC2 Holdings, Inc.	505 Huntmar Park Drive, Suite 325 Herndon, VA 20170	Leased	Beco Management	To the Company’s knowledge, none
R2 Dermatology, Inc.	2633 Camino Ramon, Suite 130 San Ramon, CA 94583	Leased	Sunset Land Company LLC
BeneVir Biopharm, Inc.	708 Quince Orchard Road, Suite 150 Gaithersburg, MD, 20878	Leased	ARE-708 Quince Orchard, LLC	To the Company’s knowledge, none
Schuff Steel Company	6650 Sugarloaf Way, Ste 800 Duluth, GA 30097	Leased	Sugarloaf Business Partners LLC	To the Company’s knowledge, none
Schuff Steel Company	6701 W. 64th St, Ste 200 Overland Park, KS 66202	Leased	Bear & Bear Associates LP	To the Company’s knowledge, none
Schuff Steel Company	9174 Sky Park Court, Ste 200 San Diego, CA 92123	Leased	Government Properties Income Trust LLC	To the Company’s knowledge, none
Schuff Steel Company	3003 N Central Ave, Ste 700 & 1500 Phoenix, AZ 85012	Leased	Colfin Phx Tower LLC	To the Company’s knowledge, none
Schuff Steel Company	1401 Dove St, Ste 530 Newport Beach, CA 92660	Leased	Palm Springs Village 309 LLC	To the Company’s knowledge, none
Schuff Steel Company	7901 Stoneridge Dr, Ste 211 Pleasanton, CA 94588	SubLease	Westmar I LP	To the Company’s knowledge, none
Schuff Steel Company	12278 S Lone Peak Parkway, Ste 105 &106 Draper, UT 84020	SubLease	Price Loan Peak Co.	To the Company’s knowledge, none
Schuff Steel Company	1705 W. Battaglia Rd Eloy, AZ 85131	Owned	N/A
Schuff Steel Company	5055 Ken Morey Dr Bellemont, AZ 86015	Owned	N/A

Schuff Steel Company	2001 N Davis Rd Ottawa, KS 66067	Owned	N/A
Schuff Steel Company	420 S 19th Ave Phoenix, AZ 85009	Owned	N/A
Schuff Steel Company	2324 Navy Dr Stockton, CA 95206	Owned	N/A
Schuff Steel Company	Vacant Land -Adjacent to 5055 Ken Morey Dr. Bellemont AZ 86015	Owned	N/A
Schuff Steel Company	Vacant Land- Rainbow & Southern Buckeye, Arizona	Owned	N/A
Schuff Steel-Atlantic LLC	1920 Ledo Rd Albany GA 31707	Owned	N/A
Schuff Steel Management Company-Southwest, Inc.	4320 E. Presidio St, Ste 111 Mesa, AZ 85215	Owned	N/A
Aitken Manufacturing Inc.	4920 Airline Dr Houston, TX 77022	Owned	N/A
Aitken Manufacturing Inc.	14500 Smith Rd Humble, TX 77396	Owned	N/A
DBM Global Inc.	1841 W Buchanan Phoenix, AZ 85007	Owned	N/A
DBM Global Inc.	3020 E. Camelback Rd, Ste 100 Phoenix, AZ 85016	Leased	WAM 302 Limited Partnership	To the Company’s knowledge, none
PDC Operations (Australia) Pty Ltd.	Level 2, 21 Kintail Rd, Applecross Western Australia	Leased	Kintail Developments Pty Ltd	To the Company’s knowledge, none
DBM Vircon Services Ltd (fka PDC Services (Canada) Ltd)	Regus Business Centre 1066 W Hastings St, Vancouver, British Columbia, Canada	Leased	Regus PLC	To the Company’s knowledge, none
PDC Asia Pacific	Level 16 Strata 2000 T Ortigas Jr. Rd., Ortigas Center, Pasig city, Metro Manila, Philippines	Leased	Carosal Development Corp.	To the Company’s knowledge, none
BDS Steel Detailers (NZ) Limited	Level 1, 16 St. Marks Rd, Epson Auckland 1051 New Zealand	Leased	Berkshire Properties (NZ) Ltd.	To the Company’s knowledge, none
BDS Steel Detailers (Australia) Pty Ltd.	2nd Fl, 4 High St, Kidlington Oxford OX52DH United Kingdom	Leased	EDE Holdings Ltd.	To the Company’s knowledge, none
BDS Steel Detailers (Australia) Pty Ltd.	80 Tribune St, South Brisbane QLD 4101 Australia	Leased	Steelscape Investments Pty Ltd.	To the Company’s knowledge, none

BDS Global Detailing Pty Ltd.	32 Cordelia St, 1st Fl, South Brisbane QLD Australia	Leased	Growth Point Properties Australia Ltd	To the Company’s knowledge, none
BDS Vircon Co Ltd.	14th Fl, Prime Building 24 Sukhumvit 21 Rd (Asoke) Bangkok 10110 Thailand	Leased	Prime Holding Co. Ltd.	To the Company’s knowledge, none
BDS Steel Detailers (Australia) Pty Ltd.	Jayanth Tech park 4th Fl, No 7/41 Mt. Poonemallee High Rd, Nandambakkam, Chennai 600 089 India	Leased	M.R. Rajkurmar Reddy	To the Company’s knowledge, none
BDS Steel Detailers (USA) Inc.	2151 E Broadway Rd, Ste 220, Tempe, AZ 85282	Leased	Broadway 101 LLC	To the Company’s knowledge, none
PTGi International Carrier Services, Inc.	13800 Coppermine Road #224 Herndon, VA 20171	Leased	Regus Management Group, LLC	To the Company’s knowledge, none
PTGi International Carrier Services, Inc.	21691 Filigree Court Ashburn, VA 20147	Leased	Equinox, LLC	To the Company’s knowledge, none
PTGi International Carrier Services, Inc.	12100 Sunrise Valley Drive Reston, VA 20191	Leased	Coresite Real Estate 12100 Sunrise Valley Drive, LLC	To the Company’s knowledge, none
PTGi International Carrier Services, Inc.	(Room 104) 1st Floor, 63, St. Mary Axe London, EC3A 8AA	Leased	IWG, Plc	To the Company’s knowledge, none
Continental LTC Inc.	11001 Lakeline Blvd, Suite 120 Austin, TX 78717	Leased	Starwood Capital Group	To the Company’s knowledge, none
ANG Region 2, LLC	5343 Distribution Drive Findlay, OH 45840	Owned	N/A
ANG Region 2, LLC	6853 Hine Drive Dayton, IN 47941	Owned	N/A
ANG Region 2, LLC	290 Yost Drive Dayton, IN 47941	Owned	N/A
American Natural Gas, LLC	16038 Highway 65S Damascus, AR 72032	Owned	N/A
American Natural Gas, LLC	2125 Sanders Road, Conway, AR 72032	Owned	N/A
American Natural Gas, LLC	1490 S County RD 700 W Frankfort, IN 46041	Leased	Jeralyn S. Harrison Revocable Trust	To the Company’s knowledge, none
American Natural Gas, LLC	8701 Colonel H Weir Cook Memorial Driv Indianapolis, IN 46241	Leased	Airport Plazas Indianapolis, LLC	To the Company’s knowledge, none
American Natural Gas, LLC	1767 S Old US 41 Vincennes, IN 47591	Leased	Best Way Express, Inc.	To the Company’s knowledge, none

ANG Region 2, LLC	510 S Post Road Indianapolis, IN 446239	Owned	N/A
ANG Region 2, LLC	2323 W Pleasant Center Road Fort Wayne, IN 46819	Owned	N/A
ANG Region 2, LLC	1440 N. US Highway 421 Greensburg, IN 47240	Owned	N/A
ANG Region 2, LLC	420 Stevens Wa Seymour, IN 47274	Owned	N/A
ANG Region 2, LLC	2720 Needmore Road Dayton, OH 45414	Owned	N/A
ANG Region 1, LLC	5625 SW Wenger St Topeka, KS 66609	Owned	N/A
ANG Region 1, LLC	5800 Mesa Dr Houston TX 77028	Leased	Southwest Premier Properties, LLC	To the Company’s knowledge, none
American Natural Gas, LLC	4155 Walden Ave Lancaster, NY 14086	Leased	Try-It Distributing Company	To the Company’s knowledge, none
ANG Region 1, LLC	1001 S 65th Street Phoenix, AZ 85043	Owned	N/A
American Natural Gas, LLC	3542 AR-367 Searcy, AR 72143	Owned	N/A
ANG Region 1, LLC	6580 Kansas Ave Kansas City, KS 66111	Owned	N/A
ANG Region 1, LLC	4200 Duncanville Road Dallas, TX 75236	Owned	N/A
ANG Region 1, LLC	650 E Centre Park Blvd DeSoto, TX 75115	Owned	N/A
American Natural Gas, LLC	34 Cady Hill Blvd Saratoga Springs, NY 12866	Owned	N/A
American Natural Gas, LLC	19 Railroad Place Saratoga Springs, NY 12866	Leased	McMurry/TMG, LLC	To the Company’s knowledge, none
ANG Region 1, LLC	5260 W 2400 S West Valley City, UT 84120	Leased	Central Refrigerated Service, Inc.	To the Company’s knowledge, none
ANG Region 1, LLC	5348 E Houston Street San Antonio, TX 78220	Leased	Southwest Premier Properties, LLC	To the Company’s knowledge, none
ANG Region 1, LLC	35750 Highway 58 Buttonwillow, CA 93206	Owned	N/A

American Natural Gas, LLC	445 Cherry Blossom Way Georgetown, KY 40324	Owned	N/A
American Natural Gas, LLC	1145 Chili Ave Rochester, NY 14624	Owned	N/A
American Natural Gas, LLC	7253 Oswego Road Liverpool, NY 13088	Owned	N/A
American Natural Gas, LLC	1560 Winchester Hwy Fayetteville, TN 37334	Owned	N/A
ANG Region 1, LLC	10405 E 40th Ave Denver, CO 80239	Owned	N/A
American Natural Gas, LLC	P/o 5873 Genesee Street Lancaster, NY 14086	Leased	Tops Markets, LLC	To the Company’s knowledge, none
ANG Region 1, LLC	14512 Aliso Drive Fontana, CA 92337	Owned	N/A
ANG Region 2, LLC	1325 E. Drinker Street Dunmore, PA 18512	Owned
American Natural Gas, LLC	1325 E. Drinker Street Dunmore, PA 18512	Leased	ANG Region 2, LLC	To the Company’s knowledge, none

Schedule 3.07(a)

Schedule 3.07(a)

Subsidiaries
(Shares Outstanding as of 9/30/17)

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
HC2 Holdings, Inc.	HC2 Holdings 2, Inc.	Delaware	100 50,000	100 6,000	Common Preferred
	HC2 International Holding, Inc.	Delaware	100	100	Common
	DBM Global Inc. HC2 Holdings, Inc. holds a 92.4% ownership interest in DBM Global Inc., which is held as follows: 81.43% by HC2 Holdings, Inc., 2.13% by Continental General Insurance Company, 7.03% by Schuff Merger Sub, Inc. and 1.81% by HC2 Holdings 2, Inc.	Delaware	20,000,000 1,000,000	3,855,721 0	Common Preferred
	Schuff Merger Sub, Inc.	Delaware	100	100	Common

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
HC2 Holdings 2, Inc.	704Games Company HC2 Holdings, Inc. holds a 56.33% ownership interest in 704Games Company, which is held as follows: 29.04% by HC2 Holdings 2, Inc. and 27.93% by Continental General Insurance Company.	Delaware	900,000 100,000	188,715 0	Common Preferred
	ANG Holdings, Inc. HC2 Holdings 2, Inc. controls ANG Holdings, Inc.	Delaware	5,000,000 1,000,000	1,000,000 12,232	Common Preferred
	Continental Insurance Group Ltd.	Delaware	500,000 100,000	100 0	Common Preferred
	Global Marine Holdings, LLC HC2 Holdings 2, Inc. has a 95.13% membership interest in Global Marine Holdings, LLC.	Delaware	139,202,301 3,080,499 7,733,461 3,866,731 3,866,731	139,202,301 2,640,428 6,380,105 3,190,053 3,190,053	Class A Units Class A-1 Units Class B Units The Class B, Class C and Class D Units of Global Marine Holdings, LLC, represent management incentive (profits) interests. Class C Units Class D Units
	HC2 Broadcasting Holdings Inc.	Delaware	100	100	Common
	HC2 LPTV Holdings, Inc.	Delaware	100	100	Common
	HC2 Broadcasting Inc.	Delaware	100	100	Common
	NerVve Technologies, Inc. HC2 Holdings 2, Inc. has a 72.35% ownership interest in NerVve Technologies, Inc.	Delaware	10,000,000 5,000,000	5,100,000 0	Common Preferred
	Pansend Life Sciences, LLC HC2 Holdings 2, Inc. has a controlling interest in Pansend Life Sciences, LLC.	Delaware	100	100	Profit Units
HC2 International Holding, Inc.	Arbinet Corporation	Delaware	1,000	Unknown	Common
	HC2 International, Inc.	Delaware	1,000	100	Common
	The St. Thomas and San Juan Telephone Company, Inc.	US Virgin Islands	200,000	130,000	Common
Arbinet Corporation	Arbinet-thexchange Ltd	United Kingdom	100	100	Ordinary

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
	PTGi International Carrier Services, Inc.	Delaware	10,000	100	Common
HC2 International, Inc.	Primus Telecommunications El Salvador SA de C.V.	El Salvador	Unknown	Unknown	Unknown
Arbinet-thexchange Ltd	PTGi-ICS Holdings Limited	United Kingdom	100	2	Common
PTGi-ICS Holdings Limited	PTGi International Carrier Services Ltd	United Kingdom	10,000	Unknown	Common
	HC2 Europe BV	Netherlands	Unknown	Unknown	Unknown
HC2 Europe BV	HC2 S.R.L. in Liquidazione	Italy	Unknown	Unknown	Unknown
DBM Global Inc.	DBM Global North America Inc.	Delaware	100	100	Common
	DBM Global Holdings Inc.	Delaware	1,000	300	Common
DBM Global North America Inc.	Schuff Steel Company	Delaware	100	100	Common
	Aitken Manufacturing Inc.	Delaware	10,000	8,000	Common
	On-Time Steel Management Holding, Inc.	Delaware	1,000	100	Common
	Addison Structural Services, Inc.	Florida	100,000	1	Common
	PDC Services (USA) Inc.	Delaware	1,000	100	Common
DBM Global North America Inc.(99) Schuff Steel Company (1)	Schuff Steel Company - Panama, S. de R.L.	Panama	100	100	Quotas
Addison Structural Services, Inc.	Quincy Joist Company	Delaware	1,000	1,000	Common
On-Time Steel Management Holding, Inc.	Schuff Steel Management Company - Southwest, Inc.	Delaware	100	100	Common
DBM Global Holding Inc.	DBM Vircon Services LTD (f/k/a PDC Services (Canada) LTD)	BC, Canada	No Maximum	100	Common
	DBMG International PTE LTD	Singapore	No more than 50 Members	29,270,186	Ordinary
DBMG International PTE LTD	DBMG Singapore PTE LTD	Singapore	No more than 50 Members	29,270,186	Ordinary
DBMG Singapore PTE LTD	DBM Global (Australia) Pty Ltd	Australia	No Maximum	4,120,722	Ordinary
DBM Global (Australia) Pty Ltd	PDC Operations (Australia) Pty Ltd	Australia	No Maximum	120,722	Ordinary

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
DBMG Singapore PTE LTD	PDC Asia Pacific Inc.	Philippines	30,000	30,000	Common
DBM Global (Australia) Pty Ltd	BDS Global Detailing Pty Ltd.	Australia	No Maximum	62,536,330	Ordinary
BDS Global Detailing Pty Ltd	BDS Steel Detailers (USA) Inc.	Arizona	1,000,000	100	Common
	BDS Steel Detailers (Australia) Pty Ltd	Australia	No Maximum	12,200,001	Ordinary
	BDS Steel Detailers (UK) Limited	United Kingdom		1	Common
	BDS Steel Detailers (NZ) Limited	New Zealand		100	Common
BDS Global Detailing Pty Ltd (39,994) Vinod Muthana (3) Vaughn McClear (3)	BDS Vircon Co., Ltd	Thailand	4,000,000	40,000	THB Common
DBM Global Inc.	Schuff Premier Services LLC	Delaware	No Shares- 100% Owner	Member	N/A
Schuff Steel Company	Schuff Steel - Atlantic, LLC	Florida	No Shares- 100% Owner	Managing Member	N/A
	SSRW JV, LLC (“job specific” joint venture)	Delaware	No Shares- 50% Owner	Member	N/A
On-Time Steel Management Holding, Inc.	Schuff Steel Management Company - Colorado, LLC	Delaware	No Shares- 100% Owner	Member	N/A
	Schuff Steel Management Company - Southeast, LLC	Delaware	No Shares- 100% Owner	Member	N/A
ANG Holdings, Inc.	American Natural Gas, LLC ANG Holdings, Inc. has a 100% ownership interest in American Natural Gas, LLC	New York	N/A	N/A	N/A
	ANG Region 1, LLC ANG Holdings, Inc. has a 100% ownership interest in ANG Region 1, LLC.	Delaware	N/A	N/A	N/A
	ANG Region 2, LLC ANG Holdings, Inc. has a 100% ownership interest in ANG Region 2, LLC.	Delaware	N/A	N/A	N/A
Continental Insurance Group Ltd.	Continental LTC Inc.	Delaware	500,000 100,000	100 0	Common Preferred
Continental LTC Inc.	Continental General Insurance Company	Texas	6,500,000	100%	Common
Global Marine Holdings, LLC	Global Marine Holdings Limited	United Kingdom

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
Global Marine Holdings Limited	Global Marine Systems Limited	United Kingdom
Global Marine Systems Limited	Global Marine Systems Oil & Gas Limited	United Kingdom	1	1	Ordinary
	Global Marine Systems (Vessels) Limited	United Kingdom	100	2	Ordinary
	Global Marine Systems (Vessels II) Limited	United Kingdom	10,000	10,000	Ordinary
	GMSG Limited (Guernsey) Shares are held in Trust for Global Marine Systems Limited.	Guernsey	10,000	2	Ordinary
	Global Marine Systems (Depots) Limited	Canada	Unknown	60,000	Ordinary
	Global Marine Systems (Bermuda) Limited	Bermuda	12,000	12,000	Ordinary
	Vibro-Einspultechnik Duker - and Wasserbau GmbH	Germany	Unknown	1	Ordinary
	GMSL Employee Benefit Trust	United Kingdom	Unknown	Unknown	Unknown
	Global Marine Systems Pension Trustee Limited	United Kingdom	100	1	Ordinary
	GMS Guernsey Pensions Plans Limited	Guernsey	10,000	2	Ordinary
	Global Marine Systems (Netherlands) BV	Netherlands	Unknown	180	Ordinary
	Global Marine Search Limited	United Kingdom	1,000	1	Ordinary
	Global Marine Systems (Investments) Limited	United Kingdom	1,000	2	Ordinary
	Red Sky Subsea Limited	United Kingdom	100	100	Ordinary
	Global Marine Systems (Americas) Inc.	Delaware	Unknown	1,000	Ordinary
	Global Cable Technology Limited	United Kingdom	100	35 65	Ordinary A Ordinary B
	CWind Limited	United Kingdom	100,000	100,000	Ordinary
CWind Limited	CWind 247 GmbH	Germany	25,000	25,000	Ordinary
Vibro-Einspultechnik Duker - and Wasserbau GmbH	Global Marine Cable Systems Pte Limited.	Singapore	100,000	100,000	Ordinary
HC2 Broadcasting Holdings Inc.	HC2 Station Group, Inc.	Delaware	100	100	Common
HC2 Broadcasting Inc.	HC2 Broadcasting License Inc.	Delaware	100	100	Common

Record Owner	Subsidiary	Domestic Jurisdiction	No. Authorized Shares	No. Shares Outstanding	Class
Pansend Life Sciences, LLC	Benevir BioPharm, Inc. Pansend Life Sciences, LLC, has an 80.26% ownership interest in Benevir BioPharm, Inc.	Delaware	1,200,000 2,000 10,000	115,375 2,000 4,000	Common Series A-1 Pfd Series A-2 Pfd
	Genoval Orthopedics, Inc. Pansend Life Sciences, LLC, has an 80% ownership interest in Genovel Orthopedics, Inc.	Delaware	15,000 4,500 5,500	589 0 5,336	Common Preferred Series A Pfd
	R2 Dermatology Incorporated Pansend Life Sciences, LLC has a 73.85% ownership interest in R2 Dermatology Incorporated.	Delaware	250,000,000 200,000	15,250,000 21,000	Common Preferred

HC2 Holdings, Inc. holds a 92.4% ownership interest in DBM Global Inc., which is held as follows: 81.43% by HC2 Holdings, Inc., 2.13% by Continental
General Insurance Company, 7.03% by Schuff Merger Sub, Inc. and 1.81% by HC2 Holdings 2, Inc.
HC2 Holdings, Inc. holds a 56.33% ownership interest in 704Games Company, which is held as follows: 29.04% by HC2 Holdings 2, Inc. and 27.93% by
Continental General Insurance Company.
HC2 Holdings 2, Inc. controls ANG Holdings, Inc.
HC2 Holdings 2, Inc. has a 95.13% membership interest in Global Marine Holdings, LLC.
The Class B, Class C and Class D Units of Global Marine Holdings, LLC, represent management incentive (profits) interests.
HC2 Holdings 2, Inc. has a 72.35% ownership interest in NerVve Technologies, Inc.
HC2 Holdings 2, Inc. has a controlling interest in Pansend Life Sciences, LLC.
ANG Holdings, Inc. has a 100% ownership interest in American Natural Gas, LLC
ANG Holdings, Inc. has a 100% ownership interest in ANG Region 1, LLC.
ANG Holdings, Inc. has a 100% ownership interest in ANG Region 2, LLC.
Shares are held in Trust for Global Marine Systems Limited.
Pansend Life Sciences, LLC, has an 80.26% ownership interest in Benevir BioPharm, Inc.
Pansend Life Sciences, LLC, has an 80% ownership interest in Genovel Orthopedics, Inc.
Pansend Life Sciences, LLC has a 73.85% ownership interest in R2 Dermatology Incorporated.

Schedule 3.17(c)

Foreign Plans

None

Schedule 6.01(i)

Closing Date Indebtedness

[None]

Schedule 6.12(b)
Dividend Restrictions
Continental General Insurance Company: CGI's insurance subsidiary is subject to Texas statutory provisions that restrict the payment of dividends. The dividend limitations on CGI are based on statutory financial results and regulatory approval. As agreed with Texas State Insurance regulator that no dividends can be paid through 12/24/2018 (three years following completion of the acquisition) after which approval would be required.

Schedule 8.01(j)

ERISA Events and Other Noncompliance

The Global Marine Systems Pension Plan was underfunded by approximately $22,000,000 USD as of 12/31/16.

EXHIBIT A
[Form of]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

________________________________

2.    Assignee[s]:        ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.    Borrower:
HC2 Broadcasting Holdings Inc.

4.    Administrative Agent
Jefferies Finance LLC, as the administrative agent under the Credit Agreement

5.    Credit Agreement:
The $75,000,000 Credit Agreement, dated as of November 9, 2017, among HC2 Broadcasting Holdings Inc., as Borrower, HC2 Holdings, Inc., as Holdings, HC2 Holdings 2, Inc., as Intermediate Holdings, the other Subsidiary Guarantors party thereto, the Lenders parties thereto and Jefferies Finance LLC, as Administrative Agent, and the other agents parties thereto

6.     Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

Consented to and Accepted:

Jefferies Finance LLC, as
Administrative Agent

By: _________________________________
Title:

[Consented to:].
[HC2 BROADCASTING Holdings Inc., as Borrower

By: _________________________________
Title:]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder) and that it is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15(f) of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
[Form of]
BORROWING REQUEST
Jefferies Finance LLC,
as Administrative Agent for
the Lenders referred to below
520 Madison Avenue
New York, New York 10022
Attention:    Account Manager - HC2 Broadcasting Holdings
Facsimile:    (212) 284-3444
Email:    JFIN.ADMIN@jefferies.com
Re: HC2 Broadcasting Holdings Inc.    [Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Borrowing:	[Initial Interim Term Loan Borrowing] [Delayed Draw Interim Term Loan Borrowing]
(B)	Principal amount of Borrowing:
(C)	Date of Borrowing (which is a Business Day):
(D)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]
(E)	Interest Period and the last day thereof:
(F)	Funds are requested to be disbursed to Borrower’s account with:
Account No.
Borrower hereby represents and warrants that the conditions to lending specified in Section[s] 4.02(b) and (c) [and Section 4.03] of the Credit Agreement are satisfied as of the date hereof.
[Signature Page Follows]

HC2 BROADCASTING HOLDINGS INC.
By:
Name:
Title:

EXHIBIT C
[Form of]
COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(d) of the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1.    I am the duly elected, qualified and acting [specify type of Financial Officer] of Borrower.
2.    I have reviewed and am familiar with the contents of this Certificate.
3.    I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].
5.    Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this ____ day of _________ ___, 20__.
HC2 BROADCASTING HOLDINGS, INC.
By:
Name:
Title: [Financial Officer]

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE
Financial Statements
The information described herein is as of [______________], and pertains to [month, 20__][the fiscal [quarter] [year] ended [____________]].

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE
[Set forth calculation of financial covenants]

EXHIBIT D
[Reserved.]

EXHIBIT E
[Form of]
INTEREST ELECTION REQUEST
[Date]
Jefferies Finance LLC,
as Administrative Agent for
the Lenders referred to below
520 Madison Avenue
New York, New York 10022
Attention:    Account Manager - HC2 Broadcasting Holdings
Facsimile:    (212) 284-3444
Email:    JFIN.ADMIN@jefferies.com
Re: HC2 Broadcasting Holdings Inc.
Ladies and Gentlemen:
Pursuant to Section 2.08 of that certain credit agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:
[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $_______________ in principal amount of presently outstanding Eurodollar ____________ Borrowings    with a final Interest Payment Date of _______________ ___, ____ to ABR Borrowings on ______________ ___, ____ (which is a Business Day).]
[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $_______________ in principal amount of presently outstanding ABR ________________ Borrowings    to Eurodollar Borrowings on ____________ ___, ____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ____________ month[s].]
[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $ ________________ in presently outstanding Eurodollar ______________ Borrowings with a final Interest Payment Date of ____________ ___, _____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ___________ month[s].]
Very truly yours,
HC2 BROADCASTING HOLDINGS INC.
By:
Name:
Title:

EXHIBIT F
[Reserved.]

EXHIBIT G
[Reserved]

EXHIBIT H
[Reserved]

EXHIBIT I
[Form of]
NOTE
$[____________]    New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), hereby promises to pay to [_____________________] or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of [________________] DOLLARS or, if less, the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.
The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in the credit agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED

IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
HC2 Broadcasting HOLDINGS, INC.
as Borrower
By:
Name:
Title:

EXHIBIT J
[Reserved.]

EXHIBIT K
[Reserved.]

EXHIBIT L-1

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-2

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-3

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-4

[Form of]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT M
[Form of]
SOLVENCY CERTIFICATE
Reference is made to the Credit Agreement, dated as of November 9, 2017 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among HC2 Broadcasting Holdings Inc., a Delaware corporation (“Borrower”), HC2 Holdings, Inc., a Delaware corporation (“Holdings”), HC2 Holdings 2, Inc., a Delaware corporation (“Intermediate Holdings”), the other Subsidiary Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.
I, [_______], Chief Financial Officer of Holdings, solely in my capacity as Chief Financial Officer of Holdings and not in individual capacity, do hereby certify pursuant to Section 4.01(h) of the Credit Agreement as follows:
Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Credit Extension and after giving effect to the application of the proceeds of the Credit Extension on the Closing Date:

(a)
The fair value of the properties of each Loan Party and of Holdings and its Restricted Subsidiaries (taken as a whole) will exceed its and their applicable debts and liabilities, subordinated, contingent or otherwise;

(b)
The present fair saleable value of the property of each Loan Party and of Holdings and its Restricted Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its and their applicable debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)
Each Loan Party and Holdings and its Restricted Subsidiaries (taken as a whole) will be able to pay its and their applicable debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)
Each Loan Party and Holdings and its Restricted Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct its or their applicable business in which it is, or they are, engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

(e)
Each Loan Party is, and Holdings and its Restricted Subsidiaries (taken as a whole) are, “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances

(f)
For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability and takes into account contractual and common law rights of contribution among the Guarantors, including the rights of contribution set forth in Section 7.10 of the Credit Agreement;

(g)
No Loan Party intends, in consummating the transactions contemplated by the Credit Agreement, to hinder, delay, or defraud either present or future creditors or any other person to which any Loan Party is, or will become on or after the date hereof, indebted;

(h)
The Administrative Agent has previously received the financial statements described in Sections 3.04(a), 3.04(b) and 4.01(e) of the Credit Agreement (the “Financial Statements”), which the undersigned believes present fairly and accurately, the financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate;

(i)	In reaching the conclusions set forth in this Certificate, the undersigned has considered, among other things:

(i)	the Financial Statements;

(ii)	the values of each Loan Party’s real property, equipment, inventory, accounts receivable, joint venture interests and all other property of each Loan Party, real and personal, tangible and intangible;

(iii)	the experience of management of each Loan Party in acquiring and disposing of their assets;

(iv)	all indebtedness of each Loan Party known to the undersigned, including, among other things, any claims arising out of pending or threatened litigation against each Loan Party;

(v)	historical and anticipated changes in the sales volume of each Loan Party;

(vi)	the customary terms of trade payables of each Loan Party;

(vii)	the amount of the credit extended by and to customers of each Loan Party; and

(viii)	the level of capital customarily maintained by each Loan Party and other entities engaged in the same or similar businesses as the business of each Loan Party; and

(j)
In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after consummation of the Transactions.

[Signature Page Follows]

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made to Borrower pursuant to the Credit Agreement.

By:
Name:
Title: Chief Financial Officer